                                                                    Exhibit 10.8

                                 LOAN AGREEMENT

                           DATED AS OF AUGUST 28, 1998

                                      among

                       NASSAU BROADCASTING PARTNERS, L.P.
                                   as Borrower

                                       and

                        AMRESCO COMMERCIAL FINANCE, INC.
                                    as Agent

                                       and

                the Lenders listed on the signature pages hereof


                                        1
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                                TABLE OF CONTENTS

SECTION 1   AMOUNTS AND TERMS OF LOAN .......................................  2
     1.1    Loans ...........................................................  2
            (A)   Term A Loan ...............................................  2
            (B)   Term B Loans ..............................................  2
            (C)   Notes .....................................................  2
     1.2    Interest and Related Fees .......................................  3
            (A)   Interest ..................................................  3
            (B)   Computation and Payment of Interest and Related Fees ......  3
            (C)   Maximum Interest ..........................................  3
     1.3    Other Fees and Expenses .........................................  4
            (A)   Certain Fees ..............................................  4
            (B)   Fixed Rate Breakage Fee ...................................  4
            (C)   Expenses and Attorneys Fees ...............................  4
     1.4    Payments ........................................................  5
            (A)   Payment Delivery ..........................................  5
            (B)   Payments from Surplus Cash Flow ...........................  5
            (C)   Payment on the Termination Date ...........................  5
     1.5    Prepayment of the Loans .........................................  5
     1.6    Term  of the Agreement ..........................................  6
     1.7    Loan Accounts ...................................................  6
     1.8    Apportionment of Payments .......................................  6

SECTION 2   AFFIRMATIVE COVENANTS ...........................................  6
     2.1    Compliance With Laws ............................................  7
     2.2    Maintenance of Properties; Insurance ............................  7
     2.3    Inspection; Lender Meeting ......................................  8
     2.4    Partnership and/or Corporate Existence, Etc .....................  8
     2.5    Licenses and Permits ............................................  8
     2.6    LMA Licensees ...................................................  8
     2.7    Surplus Cash Flow ...............................................  8
     2.8    Consent to Foreclosure; Appointment of Receiver .................  9
     2.9    Further Assurances ..............................................  9
     2.10   WSBG-FM and WVPO-AM Sale ........................................  9
     2.11   Permitted Dispositions ..........................................  9
     2.12   Permitted Acquisitions .......................................... 10
            (A)   Purchase of WNJO-FM and WCHR-AM ........................... 10
            (B)   Purchase of WOBM .......................................... 10
            (C)   Purchase of WCHR-RM ....................................... 10
            (D)   Purchase of WDLC-AM and WTSX-FM ........................... 11
     2.13   Restructure Transaction ......................................... 11
     2.14   Debt Repayment Reserve .......................................... 11


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

SECTION 3   NEGATIVE COVENANTS .............................................. 12
     3.1    Indebtedness .................................................... 12
     3.2    Liens and Related Matters ....................................... 12
            (A)   No Liens .................................................. 12
            (B)   No Negative Pledges ....................................... 12
     3.3    Investments; Joint Ventures ..................................... 13
     3.4    Contingent Obligations .......................................... 13
     3.5    Restricted Junior Payments ...................................... 13
     3.6    Restriction on Fundamental Changes .............................. 13
     3.7    Disposal of Assets or Subsidiary Stock .......................... 14
     3.8    Transactions with Affiliates .................................... 14
     3.9    Conduct of Business ............................................. 14
     3.10   Changes Relating to Investor Indebtedness ....................... 14
     3.11   Fiscal Year ..................................................... 14
     3.12   Press Release; Public Offering Materials ........................ 14
     3.13   Subsidiaries .................................................... 15
     3.14   Bank Accounts ................................................... 15
     3.15   Use of Proceeds ................................................. 15
     3.16   Advertising; Promotion .......................................... 15
     3.17   Permitted Agreements ............................................ 15
     3.18   No Transfer ..................................................... 15
     3.19   Use of Trade .................................................... 15
     3.20   Change in Name; Change in Call Letters .......................... 15
     3.21   Limitation on Additional Securities ............................. 16
     3.22   LMA Licensees ................................................... 16
     3.23   Restructure Transaction ......................................... 16

SECTION 4   FINANCIAL COVENANTS/REPORTING ................................... 16
     4.1    Capital Expenditure Limits ...................................... 16
     4.2    Capital Lease Limits ............................................ 17
     4.3    Corporate Overhead .............................................. 17
     4.4    Net Working Capital ............................................. 17
     4.5    Minimum Net Cash Revenues and Broadcast Cash Flow ............... 17
     4.6    Financial Statements and Other Reports .......................... 18
            (A)   Monthly Financials ........................................ 18
            (B)   Accounts Receivable and Accounts Payable .................. 18
            (C)   Year-End Financials ....................................... 18
            (D)   Compliance Certificate and Surplus Cash Flow Certificate .. 18
            (E)   Accountants' Reports ...................................... 19
            (F)   Annual Fiscal Budget ...................................... 19
            (G)   Tax Returns ............................................... 19
            (H)   Events of Default, Etc .................................... 19
            (I)   Litigation ................................................ 19
            (J)   Supplemented Schedules; Notice of Corporate Changes ....... 19

            (K)   FCC Notices ............................................... 20
            (L)   Other Information ......................................... 20
     4.7    Management Incentive ............................................ 20
     4.8    Accounting Terms; Utilization of GAAP for Purposes
            of Calculations Under Agreement ................................. 20

SECTION 5   REPRESENTATIONS AND WARRANTIES .................................. 20
     5.1    Disclosure ...................................................... 21
     5.2    No Material Adverse Effect ...................................... 21
     5.3    No Conflict ..................................................... 21
     5.4    Organization, Powers, Capitalization and Good Standing .......... 21
            (A)   Organization and Powers ................................... 21
            (B)   Capitalization ............................................ 22
            (C)   Binding Obligation ........................................ 22
            (D)   Qualification ............................................. 22
     5.5    Financial Statements ............................................ 22
     5.6    Intellectual Property ........................................... 22
     5.7    Litigation: Adverse Facts ....................................... 23
     5.8    Employee Matters ................................................ 23
     5.9    Solvency ........................................................ 23
     5.10   FCC Matters ..................................................... 23
     5.10.1 Borrower Stations ............................................... 23
     5.10.2 LMA Stations .................................................... 25
     5.11   Title to Properties; Liens; Real Property ....................... 26
            (A)   Title to Properties; Liens ................................ 26
            (B)   Real Property ............................................. 26
     5.12   Payment of Taxes ................................................ 26
     5.13   Governmental Regulation ......................................... 27
     5.14   Certain Fees .................................................... 27

SECTION 6   DEFAULT, RIGHTS AND REMEDIES .................................... 27
      6.1   Event of Default ................................................ 27
            (A)   Interest and Fees ......................................... 27
            (B)   Payments .................................................. 27
            (C)   Termination Payment ....................................... 27
            (D)   Default in Other Agreements ............................... 27
            (E)   Breach of Certain Provisions .............................. 28
            (F)   Breach of Warranty ........................................ 28
            (G)   Involuntary Bankruptcy; Appointment of Receiver, Etc. ..... 28
            (H)   Voluntary Bankruptcy; Appointment of Receiver, Etc. ....... 28
            (I)   Other Defaults Under Loan Documents ....................... 28
            (J)   Governmental Liens ........................................ 29
            (K)   Judgment and Attachments .................................. 29
            (L)   Dissolution ............................................... 29


                                       iii
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            (M)   Solvency .................................................. 29
            (N)   Injunction ................................................ 29
            (0)   ERISA; Pension Plans ...................................... 29
            (P)   Environmental Matters ..................................... 29
            (Q)   Invalidity of Loan Documents .............................. 30
            (R)   Damage; Strike; Casualty .................................. 30
            (S)   Failure of Security ....................................... 30
            (T)   Business Activities ....................................... 30
            (U)   CFO ....................................................... 30
            (V)   FCC Authorization ......................................... 30
            (W)   Broadcast Signal .......................................... 30
            (X)   Tower Site Lapse .......................................... 30
            (Y)   Material Adverse Effect ................................... 30
     6.2    Acceleration and Suspension of Commitments ...................... 31
     6.3    Remedies ........................................................ 31
     6.4    Performance by Agent ............................................ 31

SECTION 7 CONDITIONS TO LOANS ............................................... 32
     7.1    Conditions to Initial Loans ..................................... 32
     7.2    Conditions to All Loans ......................................... 32

SECTION 8   LENDER AGREEMENTS ............................................... 33
     8.1    Assignments and Participations in the Loans and Notes ........... 33
     8.2    Agent ........................................................... 34
            (A)   Appointment ............................................... 34
            (B)   Nature of Duties .......................................... 34
            (C)   Rights, Exculpation, Etc. ................................. 35
            (D)   Reliance .................................................. 35
            (E)   Indemnification ........................................... 36
            (F)   AMRESCO Individually ...................................... 36
            (G)   Successor Agent ........................................... 36
                  (1)   Resignation ......................................... 36
                  (2)   Appointment of Successor ............................ 36
                  (3)   Successor Agent ..................................... 37
                  (4)   Compliance with Communications Act .................. 37
            (H)   Collateral Matters ........................................ 37
                  (1)   Release of Collateral ............................... 37
                  (2)   Confirmation of Authority; Execution of Releases .... 37
                  (3)   Absence of Duty ..................................... 38
            (I)   Agency for Perfection ..................................... 38
     8.3    Amendments, Consents and Waivers for Certain Actions ............ 38
     8.4    Set Off and Sharing of Payments ................................. 38
     8.5    Disbursement of Funds ........................................... 39
     8.6    Disbursements of Payments ....................................... 39


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            (A)   Loan Principal Payments ................................... 39
            (B)   Availability of Lender's Pro Rata Share ................... 39
            (C)   Return of Payments ........................................ 40

SECTION 9   MISCELLANEOUS ................................................... 40
     9.1    Indemnities ..................................................... 40
     9.2    Amendments and Waivers .......................................... 41
     9.3    Notices ......................................................... 41
     9.4    Failure or Indulgence Not Waiver; Remedies Cumulative ........... 43
     9.5    Marshaling; Payments Set Aside .................................. 43
     9.6    Severability .................................................... 43
     9.7    Lenders' Obligations Several; Independent
            Nature of Lenders' Rights ....................................... 43
     9.8    Headings ........................................................ 43
     9.9    Applicable Law .................................................. 43
     9.10   Successors and Assigns .......................................... 44
     9.11   No Fiduciary Relationship ....................................... 44
     9.12   Construction .................................................... 44
     9.13   Advertising ..................................................... 44
     9.14   Consent to Jurisdiction and Service of Process .................. 44
     9.15   Waiver of Jury Trial ............................................ 45
     9.16   Survival of Warranties and Certain Agreements ................... 45
     9.17   Entire Agreement ................................................ 45
     9.18   Counterparts; Effectiveness ..................................... 45
     9.19   FCC Approval .................................................... 46

SECTION 10 DEFINITIONS ...................................................... 47
     10.1   Certain Defined Terms ........................................... 47
     10.2   Other Definitional Provisions ................................... 61


                                        v
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EXHIBITS AND SCHEDULES

Exhibits

Exhibit 1.5(B)          -    Surplus Cash Flow Certificate
Exhibit 4.6(D)          -    Compliance Certificate
Exhibit 10.1(A)         -    Term A Loan Note
Exhibit 10.1(B)         -    Term B Loan Note

Schedules

Schedule 3.1(F)              -     Purchase Money Liens and Capital Leases
Schedule 3.2(A)              -     Permitted Encumbrances
Schedule 3.3                 -     Investments
Schedule 3.4                 -     Contingent Obligations
Schedule 3.5                 -     Restricted Junior Payments
Schedule 3.8                 -     Affiliate Transactions
Schedule 3.15                -     Disbursements and Authorization Schedule
Schedule 3.17                -     Permitted Agreements
Schedule 5.3                 -     No Conflicts
Schedule 5.4(A), (B) & (D)   -     Jurisdictions of Organization, Capitalization
                                     & Foreign Qualifications
Schedule 5.6                 -     Intellectual Property
Schedule 5.8                 -     Employee Matters
Schedule 5.10.1              -     FCC Matters - Borrower Stations
Schedule 5.10.2              -     FCC Matters - LMA Station
Schedule 5.11                -     Description of Real Property, Leases,
                                     Licenses & Other Interests in Real Estate
Schedule 7.1                 -     Conditions to Loan
     Subschedule (1)         -     Litigation
     Subschedule (2)         -     Employee Benefit Plans
     Subschedule (3)         -     Closing Fees
     Subschedule (4)         -     Derivatives
     Subschedule (5)         -     Bank Accounts
     Subschedule (6)         -     Subsidiaries
     Subschedule (7)         -     Personal Property Collateral
Schedule 10.1(A)             -     Investor Notes
Schedule 10.1(B)             -     Investors
Schedule 10.1(C)             -     Pro Forma

                                 LOAN AGREEMENT

            This LOAN AGREEMENT is dated as of August 28, 1998 and entered into by and among Nassau Broadcasting Partners, L.P., a Delaware limited partnership ("Borrower") with its principal place of business at 619 Alexander Road, Third Floor, Princeton, New Jersey 08540, AMRESCO Commercial Finance, Inc., a Nevada corporation, in its individual capacity ("AMRESCO"), whose address is 235 Peachtree Street, N.E., Atlanta, Georgia 30303, as a Lender (as hereinafter defined in Section 10), and as Agent for all Lenders, and such other Persons executing this Agreement as Lenders.

                                R E C I T A L S:

            WHEREAS, Borrower desires that Lenders extend a single advance term credit facility and a multiple advance term credit facility to Borrower to fund the repayment of certain indebtedness of Borrower, to fund the reduction of the First Contingent Payment, to pay certain transaction fees, costs and expenses, to provide working capital financing for Borrower, and to provide funds for other general partnership purposes of Borrower; and

            WHEREAS, Borrower desires to secure all of the Obligations (as hereinafter defined in Section 10) under the Loan Documents (as hereinafter defined in Section 10) by granting to Agent, for the benefit of Agent and Lenders, a security interest in and lien upon all of its personal and real property; and

            WHEREAS, Nassau Broadcasting Partners, Inc., a Delaware corporation and the general partner of Borrower ("General Partner") is willing to guaranty the Obligations of Borrower to Lenders under the Loan Documents and pledge to Agent, for the benefit of Agent and Lenders, all of its partnership interest in Borrower to secure the Obligations and its obligations under such guaranty; and

            WHEREAS, Nassau Broadcasting Company, a New Jersey corporation ("NBC") and Nassau Holdings, Inc., a Delaware corporation ("NH", together with NBC, "Limited Partners"), are willing to guaranty the Obligations of Borrower to Lenders under the Loan Documents, and pledge to Agent for the benefit of Agent and Lenders, all of their partnership interests in Borrower to secure the Obligations and their obligations under each such guaranty; and

            NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Borrower, Lenders and Agent agree as follows:

                                    SECTION 1

                           AMOUNTS AND TERMS OF LOANS

            1.1 Loans. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Borrower contained herein:

            (A) Term A Loan. Each Lender agrees, severally and not jointly, to lend to Borrower in one draw, on the Closing Date, its Pro Rata Share of the aggregate amount of $43,500,000 ("Term A Loan"). Amounts borrowed under this subsection 1.1(A) and repaid may not be reborrowed.

            (B) Term B Loans. (1) Each Lender agrees, severally and not jointly, to lend to Borrower from the Closing Date to the Expiry Date (or any extension thereof) its Pro Rata Share of the loans requested by Borrower to be made by Lenders under this subsection 1.1(B), up to an aggregate maximum amount for all Lenders of $3,500,000 (as the same may be reduced from time to time hereunder, the "Term B Loan Commitment"). Advances or amounts outstanding under the Term B Loan Commitment will be called "Term B Loans". Collectively, the Term A Loan and Term B Loans will be referred to as the "Loans". Amounts borrowed under this subsection 1.1(B) and repaid may not be reborrowed. Term B Loans may be requested in writing to Agent with three (3) Business Days prior notice, and in any amount equal to or greater than $250,000. Neither Agent nor any Lender shall incur any liability to Borrower for acting upon any notice that Agent believes in good faith to have been given by a duly authorized officer or other person authorized to borrow on behalf of Borrower. Default Interest shall accrue at the times required pursuant to Section 1.2(B) whether or not a judgment for any of the Obligations has been entered by a court.

                  (2) Subject to Section 6.2(B) and each Lender's right to cease making Term B Loans to Borrower, upon the written request of Borrower delivered to Agent not more than sixty (60) days but not less than thirty (30) days prior to the Expiry Date, the Term B Loan Commitment may be renewed for a period of twelve consecutive months in the amount specified by Borrower in such notice which amount shall not exceed $3,500,000; provided, that (i) no Event of Default has occurred or existed during the thirty (30) day period immediately preceding the Expiry Date and (ii) Borrower pays to Lender on or before the Expiry Date a renewal fee equal to two percent (2%) of the Term B Loan Commitment in effect during such extension of the Term B Loan Commitment.

            (C) Notes. Borrower shall execute and deliver to each Lender (i) a Note to evidence the Term A Loan, such Note to be in the principal amount of such Lender's Pro Rata Share of the Term A Loan and (ii) a Note to evidence the Term B Loans, such Note to be in the principal amount of such Lender's Pro Rata Share of the Term Loan B Commitment. In the event of an assignment under subsection 8.1, Borrower shall, concurrent with the surrender of the assigning Lender's Notes, issue new Notes to reflect the interests of the assigning Lender and the Person to which interests are to be assigned. In the event of a reduction of the Term B Loan Commitment, Borrower shall, concurrent with the surrender of the existing Notes evidencing the

Term B Loan Commitment, issue new Notes to reflect each Lender's Pro Rata Share of the Term B Loan Commitment.

            1.2 Interest and Related Fees.

            (A) Interest. From the date the Loans are made and the date the other Obligations become due, the Loans and the other Obligations shall (a) (i) bear interest at a fixed rate of eleven percent (11%) per annum (the "Current Interest"), and (ii) concurrently bear additional interest at a fixed rate of three and one-quarter percent (3.25%) per annum (the "Deferred Interest"), and
(b) at all times that a Default or an Event of Default has occurred and is continuing, bear interest at a fixed rate of eighteen percent (18%) per annum (the "Default Interest"). Accrued interest which is not paid shall not bear interest.

            (B) Computation and Payment of Interest and Related Fees. Interest on the Loans and all other Obligations shall be calculated daily on the basis of a three hundred sixty (360) day year for the actual number of days elapsed in the period during which it accrues. The Funding Date of a Loan shall be included in the calculation of interest. The date of payment of a Loan shall be excluded from the calculation of interest. If a Loan is repaid on the same day that it is made, one (1) days' interest shall be charged. Current Interest on the Loans is payable in arrears on the first day of each month and on the Termination Date, whether by acceleration or otherwise. Unless paid pursuant to Sections 1.4(B) or 1.5, Deferred Interest and Default Interest on the Loans shall be payable on the Termination Date, whether by acceleration or otherwise.

            (C) Maximum Interest. It is the intention of Borrower and Lenders to conform strictly to the usury and similar laws relating to interest from time to time in force, and all agreements between Borrower, Agent and Lenders, whether now existing or hereafter arising and whether oral or written, are hereby expressly limited so that in no contingency or event whatsoever, whether by acceleration of maturity hereof or otherwise, shall the amount paid or agreed to be paid in the aggregate to Lenders or to Agent on behalf of Lenders as interest hereunder or under the other Loan Documents or in any other security agreement given to secure the Obligations, or in any other document evidencing, securing or pertaining to the indebtedness evidenced hereby or thereby, exceed the maximum amount permissible under applicable usury or such other laws (the "Maximum Amount"). If under any circumstances whatsoever fulfillment of any provision hereof or of any of the other Loan Documents, at the time performance of such provision shall be due, shall involve exceeding the Maximum Amount, then, ipso facto, the obligation to be fulfilled shall be reduced to the Maximum Amount. For the purposes of calculating the actual amount of interest paid and/or payable hereunder in respect of laws pertaining to usury or such other laws, all sums paid or agreed to be paid to Lenders for the use, forbearance or detention of the indebtedness of Borrower evidenced hereby, outstanding from time to time shall, to the extent permitted by applicable law, be amortized, pro rated, allocated and spread from the date of disbursement of the proceeds of the Loans until payment in full of all of such indebtedness, so that the actual rate of interest on account of such indebtedness is uniform throughout the term hereof. The terms and provisions of this subsection shall control and supersede every other provision of all agreements between the Loan Parties, Agent and Lenders.

            If under any circumstances Lenders shall receive an amount which would exceed the Maximum Amount, such amount shall be deemed a payment in reduction of the principal amount of the Loans and shall be treated as a voluntary prepayment or if such amount exceeds the unpaid balance of the Loans and any other indebtedness of Borrower in favor of Lenders, the excess shall be deemed to have been a payment made by mistake and shall be refunded to Borrower.

            1.3 Other Fees and Expenses.

            (A) Certain Fees. On the Closing Date, Borrower agrees to pay to Lenders a closing fee of $940,000 from the proceeds of the Loans advanced on the Closing Date.

            (B) Fixed Rate Breakage Fee. If Borrower prepays the principal balance of the Loans on or prior to the second anniversary of the Closing Date (regardless of the source of such prepayment and whether voluntary, by acceleration or otherwise and including prepayments as a result of any Annual Surplus Cash Flow Payment or prepayments from the proceeds of any insurance as set forth in Section 2.2), Borrower shall pay Agent, for the benefit of all Lenders entitled to a portion of such prepayment, an amount (the "Fixed Rate Breakage Fee") equal to (1) the aggregate amount of interest (the Current Interest plus the Deferred Interest) which would have otherwise been payable on the amount of the principal prepayment from the date of prepayment until August 28, 2000, minus (2) the aggregate amount of interest Lenders would earn if the prepaid principal amount were reinvested for the period from the date of prepayment until August 28, 2000 at the Treasury Rate. The term "Treasury Rate" shall mean a rate per annum (computed on the basis of actual days elapsed over a year of 360 days) equal to the rate determined by Agent (on the date three (3) Business Days prior to the date of prepayment), to be the yield expressed as a rate listed in The Wall Street Journal for United States Treasury securities having a term of not greater than twenty-four (24) months. The Fixed Rate Breakage Fee represents Lenders' reinvestment loss resulting from making a fixed rate loan. No amount will be payable pursuant to this subsection 1.3(B) if Borrower prepays the Obligations in full after the second anniversary of the Closing Date.

            (C) Expenses and Attorneys Fees. Borrower agrees to promptly pay all reasonable fees, costs and expenses (including those of attorneys, accountants, and appraisers and other consultants) incurred by Agent and the Lenders in connection with any matters contemplated by or arising out of the Loan Documents, in connection with the examination, review, due diligence investigation, documentation, negotiation and closing of the transactions contemplated herein and in connection with the continued administration of the Loan Documents including any amendments, modifications and waivers. Further, Borrower agrees to promptly pay all fees, costs and expenses incurred by Agent and Lenders in connection with any action to enforce any Loan Document or to collect any payments due from Borrower or any other Loan Party (including without limitation enforcement of guaranties, sale of, collection from, or other realization upon, Collateral, and in connection with any restructuring or refinancing of the credit arrangements provided in the nature of a "work-out" or pursuant to any insolvency or bankruptcy proceeding). All fees, costs and expenses for which Borrower is responsible under this subsection 1.3(C) shall be deemed part of the Obligations when incurred, and secured by the Collateral.

Prior to the Closing Date, Agent has received $100,000 from certain of the Loan Parties as a deposit against the expenses described in this subsection 1.3(C). Agent shall estimate the amount of expenses incurred through the Closing Date and after taking into account all deposits received, Agent shall estimate an additional amount to be deposited by Borrower, which amount shall be paid by Borrower to Agent on the Closing Date from proceeds of the Loans.

            1.4 Payments.

            (A) Payment Delivery. Unless otherwise designated by Agent in writing, all payments by Borrower of the Obligations shall be delivered to Agent, for the benefit of Agent and Lenders, as applicable, by wire transfer of same day funds to the account listed below.

                        ABA No.:        061000052
                        Account Number: 010-255-5209
                        Bank:           NationsBank, N.A.
                        Address:        Atlanta, Georgia
                        Reference:      AMRESCO Commercial Finance, Inc.
                                        for the benefit of Nassau Broadcasting
                                        Partners, L.P.

Borrower shall receive credit on the day of receipt for funds received by Agent by 2:00 p.m. Atlanta, Georgia time. In the absence of timely receipt, such funds shall be deemed to have been paid on the next Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the payment may be made on the next succeeding Business Day and such extension of time shall be included in the computation of the amount of interest and fees due hereunder.

            (B) Payments from Surplus Cash Flow. On the Annual Surplus Cash Flow Payment Date, Borrower shall repay the Loans in an amount equal to the Annual Surplus Cash Flow Payment. The calculation shall be based on the audited financial statements for Borrower for the immediately preceding fiscal year and in accordance with the certificate attached hereto as Exhibit 1.5(B). Such payments shall be applied first, to unpaid expenses and fees, if any, on the Loans, second, to accrued but unpaid Default Interest, third, to past due Current Interest, fourth, to accrued but unpaid Deferred Interest, fifth, to any applicable Fixed Rate Breakage Fee, sixth, as a payment on the principal of the Loans, pro rata and last, to the remaining Obligations, if any.

            (C) Payment on the Termination Date. On the Termination Date all of the accrued but unpaid Current Interest, all of the accrued but unpaid Deferred Interest, all of the accrued but unpaid Default Interest, all of the outstanding principal balance of the Loans, and any other unpaid Obligations shall become due and payable.

            1.5 Prepayment of the Loans. Borrower shall prepay the Loans from the proceeds of insurance as set forth in Section 2.2. Except for prepayments of the Loans with Annual Surplus Cash Flow Payments pursuant to Section 1.4(B) or payments from the proceeds of insurance pursuant to Section 2.2, Borrower may not prepay the Loans in whole or in part prior to the Prepayment Date. At any time on and after the Prepayment Date, Borrower may prepay the Loans in whole, but not in part, together with any Fixed Rate Brokerage Fees, if applicable. Any prepayments made from Annual Surplus Cash Flow Payments pursuant to Section 1.4(B) or from the proceeds of insurance pursuant to Section 2.2 shall be permitted and, to the extent applied to the principal portion of the Loans, shall constitute prepayments subject to the Fixed Rate Breakage Fee.

            1.6 Term of the Agreement. All of the Obligations shall become due and payable as otherwise set forth herein, but in any event, all of the remaining Obligations shall become due and payable on the Termination Date. Upon such date and following repayment in full of the Obligations, this Agreement will terminate except for any representations, warranties or indemnities which by their terms survive the termination of this Agreement. Notwithstanding any such termination, until all Obligations have been fully paid and satisfied, Agent, for the benefit of Agent and Lenders, shall be entitled to retain the security interests in the Collateral granted under the Security Documents and the ability to exercise all rights and remedies available to them under the Loan Documents and applicable laws.

            1.7 Loan Accounts. Agent will maintain loan account records (the "Loan Account Records") for (a) the Loans, interest charges and payments thereof, (b) the charging and payment of all fees, costs and expenses, and (c) all other debits and credits pursuant to this Agreement. The balance in the loan accounts shall be presumptive evidence of the amounts due and owing to Lenders, provided that any failure by Agent to so record shall not limit or affect the Borrower's obligation to pay. During the continuance of any Event of Default, Borrower irrevocably waives the right to direct the application of any and all payments, and Borrower hereby irrevocably agrees that Agent shall have the continuing exclusive right to apply and reapply payments in any manner it deems appropriate. Agent shall provide Borrower with such information concerning the Loan Account Records as Borrower may from time to time reasonably request.

            1.8 Apportionment of Payments. Any payments in respect of the Loans shall be apportioned among and promptly delivered to the Lenders in accordance with their respective Pro Rata Shares. All such payments received by Agent shall be distributed to each Lender, at its primary address set forth below its name on the appropriate signature page hereof or at such other address as such Lender may request.

                                    SECTION 2

                              AFFIRMATIVE COVENANTS

            Borrower covenants and agrees that until payment in full of all Obligations, Borrower shall perform and comply with, and shall cause each of the other Loan Parties to perform and comply with, all covenants in this Section 2 applicable to such Person.

            2.1 Compliance With Laws. Borrower will (a) comply with and will cause each of its Subsidiaries to comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority (including, without limitation, laws, rules, regulations and orders relating to taxes, employer and employee contributions, securities, employee retirement and welfare benefits, environmental protection matters and employee health and safety) as now in effect and applicable to it and which may be imposed on it in the future in all jurisdictions in which Borrower or its Subsidiaries are now doing business or may hereafter be doing business, and (b) maintain or obtain and will cause each of its Subsidiaries to maintain or obtain, all licenses, qualifications and permits now held or hereafter required to be held by Borrower and its Subsidiaries, for which the loss, suspension, revocation or failure to obtain or renew, could have a Material Adverse Effect. This subsection 2.1 shall not preclude Borrower or any of its Subsidiaries from contesting any taxes or other payments, if they are being diligently contested in good faith and if appropriate expense provisions or reserves have been recorded or taken in conformity with GAAP. Borrower represents and warrants that as of the date hereof, it (i) is in compliance and each of its Subsidiaries is in compliance with the requirements of all applicable laws, rules, regulations and orders of any applicable governmental authority as now in effect, and (ii) maintains and each of its Subsidiaries maintains all licenses, qualifications and permits referred to above.

            2.2 Maintenance of Properties; Insurance. Borrower will maintain or cause to be maintained in good repair, working order and condition all material properties used in the business of Borrower and its Subsidiaries and will make or cause to be made all appropriate repairs, renewals and replacements thereof. Borrower will maintain or cause to be maintained, with financially sound and reputable insurers, public liability, property damage and casualty insurance with respect to its business and properties and the business and properties of its Subsidiaries against loss or damage of the kinds customarily carried or maintained by entities of established reputation engaged in similar businesses and in amounts reasonably acceptable to Agent and will deliver evidence thereof to Agent. Borrower shall maintain key man life insurance on Mercatanti in the amount of $2,000,000, and cause such life insurance policy to be assigned to Agent for the benefit of Lenders on terms and conditions reasonably acceptable to Agent. No later than the first Business Day following the date of receipt by Borrower or Agent of any proceeds of any key man life insurance, such proceeds shall be applied first, to unpaid expenses and fees, if any, on the Loans, second, to accrued but unpaid Default Interest, third, to past due Current Interest, fourth, to accrued but unpaid Deferred Interest, fifth, to any applicable Fixed Rate Breakage Fee, sixth, as a payment on the principal of the Loans, pro rata, and last, to the remaining Obligations, if any. Upon receipt by Borrower or Agent of any proceeds of any casualty insurance, (a) so long as no Default or Event of Default shall have occurred and be continuing, Borrower shall (i) promptly and diligently apply such proceeds to pay or reimburse the costs of repairing, restoring or replacing the assets in respect of which such proceeds were received with any remainder of such proceeds, after repairing, restoring or replacing the assets, to be used by Borrower for working capital purposes, or (ii) to the extent such assets are not repaired, restored or replaced, to prepay the Obligations as set forth in clause (b); and (b) if a Default or Event of Default shall have occurred and be continuing, such proceeds shall, no later than the first Business Day following the date of receipt of such proceeds, be applied first, to unpaid expenses and fees, if any, on the Loans, second, to accrued but unpaid Default Interest, third, to past due Current Interest, fourth, to accrued but unpaid Deferred Interest, fifth, to any applicable Fixed Rate Breakage Fee, sixth, as a payment on the principal of the Loans, pro rata and last, to the remaining Obligations, if any. Borrower shall cause, pursuant to endorsements and assignments in form and substance reasonably satisfactory to Agent, (i) Agent, for the benefit of Agent and Lenders, to be named as lenders' loss payee in the case of casualty insurance, (ii) Agent, for the benefit of Agent and Lenders, to be named as additional insured in the case of all liability insurance and (iii) Agent, for the benefit of Agent and Lenders, to be named as assignee in the case of all key man life insurance and to provide for at least 30 days prior written notice to Agent of any modification or cancellation of any such policy. Borrower represents and warrants that it and each of its Subsidiaries currently maintains all material properties as set forth above and maintains all insurance described above.

            2.3 Inspection; Lender Meeting. Borrower shall permit any authorized representatives of Agent to visit and inspect any of the properties of Borrower or any of its Subsidiaries, including its and their financial and accounting records, and to make copies and take extracts therefrom, and to discuss its and their affairs, finances and business with its and their officers and certified public accountants, at such reasonable times during normal business hours and as often as may be reasonably requested. Representatives of each Lender will be permitted to accompany representatives of Agent during each visit, inspection and discussion referred to in the immediately preceding sentence. Without in any way limiting the foregoing, Borrower will participate and will cause its key management personnel to participate in a meeting with Agent and Lenders at least once during each year, which meeting shall be held at such time and such place as may be reasonably requested by Agent.

            2.4 Partnership and/or Corporate Existence, Etc. Borrower will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect their partnership or corporate existence and all rights, licenses, and franchises material to their business.

            2.5 Licenses and Permits. Borrower shall maintain in full force and effect the FCC Authorizations for the Borrower Stations and shall remain in material compliance with the Communications Act. Borrower shall use its best efforts to cause the LMA Licensees to maintain in full force and effect the FCC Authorizations for the LMA Stations and to remain in material compliance with the Communications Act.

            2.6 LMA Licensees. Borrower shall use its best efforts to cause the LMA Licensees to conduct their business with respect to the LMA Stations consistent with the covenants set forth in this Section 2.

            2.7 Surplus Cash Flow. All Surplus Cash Flow (in excess of the Annual Surplus Cash Flow Payment and the Management Incentive), including any portion of the Management Incentive not paid as a result of a Default or Event of Default, shall be retained by the Borrower and used solely for general partnership purposes.

            2.8 Consent to Foreclosure; Appointment of Receiver. Borrower agrees to, consents to, and shall cooperate with the foreclosure, liquidation or other realization of any and all Collateral, whether through the appointment of a receiver or through such other judicial or non-judicial foreclosure proceedings conducted or initiated by Agent should an Event of Default occur pursuant to subsection 6.1(A), 6.1(B) or 6.1(C).

            2.9 Further Assurances. (A) Borrower shall and shall cause any Loan Party to, from time to time, execute such guaranties, financing statements, documents, security agreements and reports as Agent at any time may reasonably request to evidence, perfect or otherwise implement the guaranties and security for repayment of the Obligations contemplated by the Loan Documents.

            (B) At Agent's request, Borrower shall cause any Subsidiaries of Borrower (which may exist as permitted by Section 2.12 or as otherwise consented to by Agent) promptly to guaranty the Obligations and to grant to Agent, for the benefit of Agent and Lenders, a security interest in the real, personal and mixed property of such Subsidiary to secure the Obligations. The documentation for such guaranty or security shall be similar to the Loan Documents executed concurrently herewith with such modifications as are reasonably requested by Agent.

            2.10 WSBG-FM and WVPO-AM Sale. On or before August 31, 1999, Borrower shall consummate the Stroudsburg Sale and cause Borrower to receive from such sale Net Proceeds of not less than $6,000,000, on terms and conditions in form and substance satisfactory to Agent. Promptly upon the receipt thereof Borrower shall provide to Agent true, correct and complete copies of any drafts of any documents evidencing the Stroudsburg Sale, and true, correct and complete copies of all executed documents evidencing any Stroudsburg Sale not more than five (5) Business Days after the completion of any such sale. All Net Proceeds from the Stroudsburg Sale shall (i) if a Default or Event of Default has occurred and is continuing at the time the Stroudsburg Sale is consummated, be applied as a prepayment of the Obligations in the manner specified in Section 1.4(B), and (ii) if no Default or Event of Default has occurred and is continuing at the time the Stroudsburg Sale is consummated, be used for Borrower's general partnership purposes and constitute part of the Collateral.

            2.11 Permitted Dispositions. Borrower may, and to the extent required, Tower Holdings may, after obtaining any necessary FCC consents, convey, transfer or otherwise dispose of all its rights (including any FCC Authorizations) with respect to (i) all assets related to WCHR-AM, licensed to Trenton, New Jersey, (ii) the expanded AM radio band relating to WTTM-AM, licensed to Princeton, New Jersey, (iii) the real property located at 50 Washington Road, West Windsor, New Jersey (the "Washington Road Transfer"), provided the Commerce Bank Liens are terminated at the time of such Transfer, or
(iv) Tower Holdings; provided, (x) Borrower, or Tower Holdings in the case of the Washington Road Transfer, receives at the time of such conveyance, transfer or disposition, consideration at least equal to the fair market value of such assets, determined at such conveyance, transfer or disposition, (y) such consideration is in the form of cash, and (z) such conveyance, transfer or disposition is negotiated on an arm's length basis and made to a Person who is not an Affiliate (each a "Permitted Disposition" or collectively, the "Permitted Dispositions"). All Net Proceeds received by Borrower from any Permitted

Disposition shall be applied to the Obligations in the manner specified in
Section 1.4(B) if a Default or Event of Default has occurred or is continuing at the time any such Permitted Disposition is consummated. So long as no Default or Event of Default has occurred and is continuing at the time any such Permitted Disposition is consummated, fifty percent (50%) of such Net Proceeds shall be applied to the Obligations in the manner specified in Section 1.4(B) and the remaining fifty percent (50%) of such Net Proceeds received by Borrower shall be retained by Borrower and used for general partnership purposes permitted by this Agreement; provided, that, in the event the consummation of the purchase by Borrower of, and the FCC approved assignment of the FCC Authorization for, WOBM is accelerated (or additional deposits are made pursuant to the WOBM Purchase Agreement) and such consummation occurs or additional deposits are made on a date which is within fifteen (15) days after the receipt of such Net Proceeds and such consummation occurs or additional deposits are made on or before July 1, 2000, and no Default or Event of Default has occurred and is continuing, twenty percent (20%) of such Net Proceeds shall be applied to the Obligations in the manner specified in Section 1.4(B) and the remaining eighty percent (80%) of such Net Proceeds shall be used by Borrower to make additional deposits pursuant to the WOBM Purchase Agreement or pay the purchase price for WOBM.

            2.12 Permitted Acquisitions.

                  (A) Purchase of WNJO-FM and WCHR-AM. On or before January 31, 1999, Borrower shall, subject only to the approval by the FCC of the assignment of the FCC Authorizations related thereto, consummate the acquisition of WNJO-FM licensed to Trenton, New Jersey, and WCHR-AM licensed to Trenton, New Jersey, by delivering to Great Scott Broadcasting, Ltd. a payment of $2,600,000.

                  (B) Purchase of WOBM. On or before July 1, 2000, Borrower shall, subject only to the approval by the FCC of the assignment of the FCC Authorizations related thereto, or transfer of control over North Shore Broadcasting Corp., a New Jersey corporation ("North Shore") and Seashore Broadcasting, Corp., a New Jersey corporation ("Seashore"), consummate the acquisition of WOBM by delivering to the sellers under that certain Stock Purchase Agreement dated July 1, 1996 (the "WOBM Purchase Agreement"), payments totaling $14,000,000. Borrower shall pledge to Agent, for the benefit of Lenders, the stock of North Shore and Seashore, when such stock is acquired by Borrower pursuant to the WOBM Purchase Agreement.

                  (C) Purchase of WCHR-FM. Borrower shall, subject only to the approval by the FCC of the assignment of the FCC Authorizations related thereto, or transfer of control over Manahawkin Communications Corp. ("Manahawkin"), consummate the acquisition of WCHR-FM, licensed to Manahawkin, New Jersey, by delivering to the sellers the purchase price thereof in accordance with that certain Escrow Agreement dated February 12, 1997 ("Manahawkin Escrow Agreement"), among Borrower, Manahawkin, Jersey Devil Broadcasting, Inc., Southern Ocean Broadcasting, Inc. and Great American Broadcasting, Inc.; provided, however, Borrower may limit its purchase to two-thirds of the stock of Manahawkin as contemplated pursuant to the Manahawkin Escrow Agreement and related documents. Borrower shall pledge to Agent, for the benefit of Lenders, the stock of Manahawkin when such stock is acquired by Borrower pursuant to the Manahawkin Escrow Agreement.

                  (D) Purchase of WDLC-AM and WTSX-FM. Borrower shall, subject only to the approval by the FCC of the assignment of the FCC Authorizations related thereto, consummate the acquisition of WDLC-AM, licensed to Port Jervis, New York, and WTSX-FM, licensed to Port Jervis, New York, by delivering to the seller the purchase price thereof in accordance with that certain Option Agreement dated August 7, 1998 between Borrower and Port Jervis Broadcasting Co., Inc.

            2.13. Restructure Transaction. Borrower shall cause General Partner, Limited Partners, Holdings, Mercatanti and the Investors to execute and deliver to Agent, for the benefit of Lenders, such guaranties and pledge agreements as Agent shall request to perfect its Lien in the Collateral resulting from the consummation of the Restructure Transaction.

            2.14 Debt Repayment Reserve. One the Closing Date, Agent shall retain and hold in escrow from the proceeds of the Loans the sum of $13,000,000.00 (as may be reduced pursuant hereto, the "Debt Repayment Reserve"). The Debt Repayment Reserve, until disbursed in accordance with this
Section 2.14, shall secure, on a first priority basis, the Obligations, and Borrower hereby grants to Agent, for the benefit of Lenders, a security interest in the Debt Repayment Reserve. The Debt Repayment Reserve shall at all times be considered Loans, which shall accrue interest in favor of the Lenders in accordance with Section 1. Agent shall have control over the Debt Repayment Reserve, which shall constitute part of the Collateral. Upon the occurrence of an Event of Default, Agent may set-off and apply against the Obligations any remaining portion of the Debt Repayment Reserve. Provided no Event of Default has occurred and is continuing, Borrower may use the Debt Repayment Reserve to pay any or all of the Investor Indebtedness, the Second Preferred Amount or the First Contingent Payment. Disbursements of the Debt Repayment Reserve may be requested by Borrower in writing to Agent with three (3) Business Days prior notice, and in any amount equal to or greater than $1,000,000.00 (or the remaining balance of the Debt Payment Reserve if less than $1,000,000), which notice shall include the written consent to such disbursement of each Investor, in form and substance acceptable to Agent. Upon the disbursement of any of the Debt Repayment Reserve for payment in full of the Second Preferred Amount, Borrower shall cause all Liens held by any Investor on the Second Preferred Amount to be released. Provided no Event of Default has occurred and is continuing, the Debt Repayment Reserve (as reduced by any disbursements) shall accrue interest daily at the same rate Agent pays on other reserves, which rate may be adjusted from time to time, from the Closing Date to the date all of the Debt Repayment Reserve has been disbursed. The date of a disbursement shall be excluded from the calculation of interest on such portion of the Debt Repayment Reserve disbursed. Borrower shall and shall cause any Loan Party from time to time to execute such documents as Agent shall request to evidence and implement the provisions of this Section 2.14.

                                    SECTION 3

                               NEGATIVE COVENANTS

            Borrower covenants and agrees that until payment in full of all Obligations, Borrower shall perform and comply with, and shall cause each of the other Loan Parties to perform and comply with, all covenants in this Section 3 applicable to such Person.

            3.1 Indebtedness. Borrower will not and will not permit any of its Subsidiaries directly or indirectly to create, incur, assume, guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness except:

            (A) the Obligations;

            (B) the WSUS Studio Payment, provided the outstanding principal balance of the WSUS Studio Payment does not exceed $250,000;

            (C) the WILT/WKRF Note, provided the outstanding principal balance of the WILT/WKRF Note does not exceed $325,000;

            (D) the Investor Notes, provided the outstanding aggregate principal balance of the Investor Notes does not exceed $29,119,055.98 (plus any amount remaining in the Debt Repayment Reserve);

            (E) Indebtedness incurred after the Closing Date with respect to Capital Lease Obligations permitted pursuant to Section 4.2; and

            (F) Indebtedness outstanding on the Closing Date secured by purchase money Liens and Capital Leases described on Schedule 3.1(F) annexed hereto..

            3.2 Liens and Related Matters.

            (A) No Liens. Borrower will not and will not permit any of its Subsidiaries directly or indirectly to create, incur, assume or permit to exist any Lien on or with respect to any property or asset (including any document or instrument with respect to goods or accounts receivable) of Borrower or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, except Permitted Encumbrances.

            (B) No Negative Pledges. Borrower will not and will not permit any of its Subsidiaries directly or indirectly to enter into or assume any agreement (other than the Loan Documents and the Investor Loan Documents) prohibiting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired.

            3.3 Investments; Joint Ventures. Borrower will not and will not permit any of its Subsidiaries directly or indirectly to make or own any Investment in any Person except the Investments listed on Schedule 3.3.

            3.4 Contingent Obligations. Borrower will not and will not permit any of its Subsidiaries directly or indirectly to create or become or be liable with respect to any Contingent Obligation except those:

            (A) resulting from endorsement of negotiable instruments for collection in the ordinary course of business;

            (B) existing on the Closing Date and described in Schedule 3.4 annexed hereto;

            (C) arising under indemnity agreements to title insurers to cause such title insurers to issue to Agent mortgagee title insurance policies;

            (D) incurred in the ordinary course of business with respect to surety and appeal bonds, performance and return-of-money bonds and other similar obligations not exceeding at any time outstanding $25,000 in aggregate liability;

            (E) incurred with respect to Indebtedness permitted by subsection 3.1; and

            (F) not permitted by clauses (A) through (E) above, so long as any such Contingent Obligations, in the aggregate at any time outstanding, do not exceed $25,000.

            3.5 Restricted Junior Payments. Borrower will not and will not permit any of its Subsidiaries directly or indirectly to declare, order, pay, make or set apart any sum for any Restricted Junior Payment, except that so long as no Default or Event of Default exists at the time of any such Restricted Junior Payment or would occur after giving effect to any such Restricted Junior Payment and subject to prior FCC approval (to the extent required by law):

            (A) Tower Holdings may make Restricted Junior Payments to Borrower and General Partner with respect to its membership interests;

            (B) Tower Holdings may make Restricted Junior Payments with the Washington Road Proceeds to the Persons and in the amounts specified in Schedule 3.5, to the extent such Washington Road Proceeds result from a Permitted Disposition and provided the Commerce Bank Liens are terminated; and

            (C) Borrower may make Restricted Junior Payments from the Debt Repayment Reserve to the extent permitted by and subject to the restrictions set forth in Section 2.14.

            3.6 Restriction on Fundamental Changes. Except for the acquisitions permitted pursuant to Section 2.12, the Restructure Transaction and as permitted pursuant to Section 3.23, Borrower will not, nor will Borrower permit any of its Subsidiaries directly or indirectly to: (a) amend, modify or waive any term or provision of its agreement of limited partnership, certificate of limited partnership, articles of incorporation, certificates of designations pertaining to capital stock or by-laws unless required by law; (b) enter into any transaction of merger or consolidation; (c) liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution); or (d) acquire by purchase or otherwise all or any substantial part of the business or assets of any other Person.

            3.7 Disposal of Assets or Subsidiary Stock. Except for the Permitted Dispositions and the Stroudsburg Sale, Borrower will not and will not permit any of its Subsidiaries directly or indirectly to: convey, sell, lease, sublease, transfer or otherwise dispose of or grant any Person an option to acquire, in one transaction or a series of transactions, any of its property, business or assets, or the capital stock of or other equity interests in any of its Subsidiaries, whether now owned or hereafter acquired, except for bona fide sales of assets for fair market value in the ordinary course of business which do not exceed in the aggregate $50,000 in any fiscal year.

            3.8 Transactions with Affiliates. Borrower will not and will not permit any of its Subsidiaries directly or indirectly to enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate, except (a) as set forth on Schedule 3.8 or (b) for reimbursement of reasonable and necessary expenses to any director, officer or employee of any Loan Party in the ordinary course of business of Borrower or any of its Subsidiaries. Notwithstanding the foregoing, no payments may be made with respect to any items set forth on
Schedule 3.8 upon the occurrence and during the continuation of a Default or Event of Default.

            3.9 Conduct of Business. Borrower will not and will not permit any of its Subsidiaries directly or indirectly to engage in any business other than the ownership and operation of the Stations and related towers, and ownership of the Investments listed on Schedule 3.3.

            3.10 Changes Relating to Investor Indebtedness. Borrower will not and will not permit any of its Subsidiaries directly or indirectly to change or amend the terms of any Investor Indebtedness; provided, however, after notice to Agent, Borrower may amend the Investor Indebtedness to (a) transfer notes evidencing the Investor Indebtedness among the Investors to the extent permitted by the Subordination Agreement, and (b) increase the interest rate payable thereunder up to three percent (3%) above the interest rate applicable to the Investor Indebtedness on the Closing Date.

            3.11 Fiscal Year. Borrower will not and will not permit any of its Subsidiaries to change its fiscal year.

            3.12 Press Release; Public Offering Materials. Unless otherwise required by applicable law (in which case Borrower will advise Agent and Lenders prior to making the disclosure), Borrower will not and will not permit any of its Subsidiaries to disclose the name of Agent or any Lender in any press release or in any prospectus, proxy statement or other materials filed with any governmental entity.

            3.13 Subsidiaries. Borrower will not and will not permit any of its Subsidiaries directly or indirectly (i) to establish, create or acquire any new Subsidiary or (ii) sell, assign, pledge or otherwise encumber or dispose of any shares of capital stock or other equity securities of any of its Subsidiaries.

            3.14 Bank Accounts. Borrower will not and will not permit any of its Subsidiaries to establish any new bank accounts without prior written notice to Agent and unless Agent and the bank at which the account is to be opened enter into a bank agency agreement in form and substance satisfactory to Agent.

            3.15 Use of Proceeds. Borrower will not and will not permit any of its Subsidiaries to use the proceeds of the Loans for any purpose other than as set forth on Schedule 3.15.

            3.16 Advertising; Promotion. Borrower will not and will not permit any of its Subsidiaries to incur expenses or contingent liabilities related to advertising and promotions in excess of reasonable and customary amounts for radio stations of similar size in comparable markets.

            3.17 Permitted Agreements. Borrower will not and will not permit any of its Subsidiaries to enter into any asset purchase agreements, stock purchase agreements, local management agreements, local marketing agreements, joint sales agreements, time brokerage agreements or any like agreements (excluding lease or license agreements relating to tower sites or sub-carrier agreements, as long as none of such agreements adversely effect the FCC Authorizations), except for the agreements listed on Schedule 3.17 hereto, which agreements may not be amended, modified or waived.

            3.18 No Transfer. Notwithstanding Section 3.7, Borrower will not (i) assign, or seek the assignment of its FCC Authorizations; or (ii) transfer or assign or seek the transfer or assignment of title to the Stations and the Collateral related to the operation thereof; provided, however, Borrower may consummate the (1) Restructure Transaction in accordance with Section 2.13 and
(2) Permitted Dispositions.

            3.19 Use of Trade. Borrower will not engage in use of trade in amounts in excess of the amounts which are reasonable and customary for radio stations comparable to the Stations as determined by Agent in its reasonable discretion. Within thirty (30) days of receipt of the monthly financial statements required pursuant to subsection 4.6(A), Agent shall notify Borrower, in writing, if Borrower's use of trade is not acceptable to Agent and, in such event, Borrower shall take reasonable steps to limit Borrower's use of trade in the prospective months to amounts acceptable to Agent.

            3.20 Change in Name; Change in Call Letters. Borrower will not cause, permit or suffer any change in the name of Borrower or the call letters of any of the Borrower Stations;

provided, however Borrower may change the call letters of the Borrower Stations after thirty (30) days prior written notice to Agent.

            3.21 Limitation on Additional Securities. After the Closing Date and so long as any of the Obligations are unpaid and outstanding, Borrower shall not and shall cause its Subsidiaries to not issue any capital stock, or any warrants, options, or other securities which evidence a right to subscribe for, purchase or otherwise acquire any shares of capital stock of Borrower or any Subsidiary of Borrower, except pursuant to the stock option agreement disclosed on Subschedule 2 to Schedule 7.1.

            3.22 LMA Licensees. Borrower shall use its best efforts to cause the LMA Licensees to conduct their business with respect to the LMA Stations consistent with the convenants in this Section 3 that are applicable thereto.

            3.23 Restructure Transaction. Borrower will not amend, modify or waive any term or provision of the Restructure Agreement, except Borrower may amend the Partnership Agreement to delete the Second Preferred Amount in the event such Second Preferred Amount is paid to Holdings.

                                    SECTION 4

                          FINANCIAL COVENANTS/REPORTING

            Borrower covenants and agrees that until payment in full of all Obligations, Borrower shall perform and comply with, and shall cause each of the other Loan Parties to perform and comply with, all covenants in this Section 4 applicable to such Person.

           4.1 Capital Expenditure Limits. The aggregate amount of all Capital Expenditures of Borrower incurred for the periods set forth below will not be greater than the amount set forth below for such period.

                   Period                     Amount
                   ------                     ------

      Closing Date to December 31, 1998      $100,000

      January 1, 1999 to December 31, 1999,  $250,000
      and each fiscal year thereafter

In addition to the foregoing Borrower may, (i) subject to the prior written approval of Agent of the terms and conditions of each such Capital Expenditure, according to Agent's sole and absolute discretion, incur Capital Expenditures relating to the acquisition of additional radio stations and the purchase and construction of radio towers, antenna and related broadcasting equipment for the stations and the construction of improvements related thereto, (ii) incur Capital Expenditures in an aggregate amount not to exceed $325,000 relating to the construction costs for WCHR-FM, licensed to Manahawkin, New Jersey, and (iii) incur Capital Expenditures in an aggregate amount not to exceed $150,000 relating to the construction costs for the expanded AM radio band relating to WTTM-AM, licensed to Princeton, New Jersey.

            4.2 Capital Lease Limits. The aggregate amount of all Capital Lease Obligations of Borrower incurred for the periods set forth below will not be greater than the amount set forth below for such period.

                  Period                     Amount
                  ------                     ------

      Closing Date to December 31, 1998      $16,333

      January 1, 1999 to December 31, 1999,  $50,000
      and each fiscal year thereafter

           4.3 Corporate Overhead. Borrower shall not permit Corporate Overhead of Borrower and its Subsidiaries in the aggregate for the periods set forth below, to be greater than the amount set forth below for such period.

                  Period                         Amount
                  ------                         ------

      January 1, 1998 to December 31, 1998    $1,850,000

      January 1, 1999 to December 31, 1999    $2,000,000

      January 1, 2000 to December 31, 2000,   $2,150,000
      and each fiscal year thereafter

            4.4 Net Working Capital. Borrower shall not permit Net Working Capital as of the last day of each month to be less than $2,250,000.

            4.5 Minimum Net Cash Revenues and Broadcast Cash Flow. Borrower shall not permit Net Cash Revenues or Broadcast Cash Flow during the periods set forth below to be less than the amount set forth below for such period.

                                              Net Cash         Broadcast
            Period                            Revenues         Cash Flow
            ------                            --------         ---------

    January 1, 1998 to December 31, 1998    $21,000,000       $7,250,000

    January 1, 1999 to December 31, 1999    $24,000,000       $9,000,000

    January 1, 2000 to December 31, 2000    $26,000,000      $10,000,000

provided, that the minimum amounts of Net Cash Revenues and Broadcast Cash Flow set forth above may be adjusted by Agent, in its discretion upon the purchase or sale of any material assets or properties of Borrower, or the assignment to or from Borrower or any of its Subsidiaries of any FCC Authorizations.

            4.6 Financial Statements and Other Reports. Borrower will maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP (it being understood that monthly financial statements are not required to have footnote disclosures). Borrower will deliver each of the financial statements and other reports and notices described below to Agent and Lenders.

            (A) Monthly Financials. As soon as available and in any event within forty-five (45) days after the end of each month, Borrower will deliver (1) the consolidated and consolidating balance sheets of Borrower and its Subsidiaries, as at the end of such month, and the related consolidated and consolidating statements of income, and stockholders' equity and cash flow for such month and for the period from the beginning of the then current fiscal year of Borrower to the end of such month (with, if applicable, comparable information at the close of and for the corresponding month of the prior fiscal year of Borrower and for the corresponding portion of such fiscal year and with comparable information set forth in the Borrower's budget), and (2) a projected sales or pacing report.

            (B) Accounts Receivable and Accounts Payable. As soon as available, and in any event within forty-five (45) days after the end of each fiscal quarter, or more often as may be reasonably requested by Agent, accounts receivable and accounts payable aging reports as of such quarter end or as of such other period as Agent may request.

            (C) Year-End Financials. As soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of Borrower, Borrower will deliver (1) the consolidated and consolidating balance sheets of Borrower and its Subsidiaries, as of the end of such year, and the related consolidated and consolidating statements of income, stockholders' equity and cash flow for such fiscal year, (with comparable information at the close of and for the prior fiscal year of Borrower), (2) a schedule of the outstanding Indebtedness for borrowed money of Borrower and its Subsidiaries describing in reasonable detail each such debt issue or loan outstanding and the principal amount and amount of accrued and unpaid interest with respect to each such debt issue and (3) a report with respect to the financial statements from a firm of Certified Public Accountants selected by Borrower and reasonably acceptable to Agent, which report shall be prepared in accordance with Statement of Auditing Standards No. 58 (the "Statement") entitled "Reports on Audited Financial Statements" and such report shall be "Unqualified" (as such term is defined in such Statement) and any other letters or reports delivered to management by such firm of Certified Public Accountants relating to such financial statements.

            (D) Compliance Certificate and Surplus Cash Flow Certificate. Together with each delivery of financial statements of Borrower and its Subsidiaries pursuant to subsection 4.6(C) above, Borrower will deliver a fully and properly completed Compliance Certificate (in substantially the same form as Exhibit 4.6(D)) signed by Borrower's chief executive officer or chief financial officer. Together with each delivery of financial statements of Borrower and its Subsidiaries pursuant to subsection 4.6(C) above, Borrower will deliver a fully and properly completed Surplus Cash Flow Certificate (in substantially the same form as Exhibit 1.5(B)) signed by Borrower's chief executive officer or chief financial officer.

            (E) Accountants' Reports. Promptly upon receipt thereof, Borrower will deliver copies of all significant reports submitted by Borrower's firm of certified public accountants in connection with each annual, interim or special audit or review of any type of the financial statements or related internal control systems of Borrower made by such accountants, including any comment letter submitted by such accountants to management in connection with their services.

            (F) Annual Fiscal Budget. As soon as available and in any event no later than February 1 of each year, a budget of Borrower and its Subsidiaries for such fiscal year, on a month by month basis.

            (G) Tax Returns. As soon as available and in any event no later than fifteen (15) days after the filing of all federal income tax returns of Borrower, General Partner, any Limited Partner and Holdings, a copy of such tax returns.

            (H) Events of Default, Etc. Promptly upon any officer of Borrower obtaining knowledge of any of the following events or conditions, Borrower shall deliver notice thereof to Agent and Lenders, together with copies of all notices given or received by Borrower with respect to any such event or condition and a certificate of Borrower' chief executive officer specifying the nature and period of existence of such event or condition and what action Borrower have taken, are taking and propose to take with respect thereto: (1) any condition or event that constitutes an Event of Default or Default; (2) any notice that any Person has given to Borrower or any of its Subsidiaries or any other action taken with respect to a claimed default or event or condition of the type referred to in subsection 6.1(D); or (3) any event or condition that could reasonably be expected to result in any Material Adverse Effect.

            (I) Litigation. Promptly upon any officer of Borrower obtaining knowledge of (1) the institution of any action, suit, proceeding, governmental investigation or arbitration against or affecting any Loan Party or any property of any Loan Party not previously disclosed by a Borrower to Agent or (2) any material development in any action, suit, proceeding, governmental investigation or arbitration at any time pending against or affecting any Loan Party or any property of any Loan Party which, in each case, could be expected to have a Material Adverse Effect, Borrower will promptly give notice thereof to Agent and provide such other information as may be reasonably available to them to enable Agent and its counsel to evaluate such matter.

            (J) Supplemented Schedules; Notice of Corporate Changes. Annually, concurrently with Borrower' delivery of the budget required by subsection 4.6(F), Borrower shall supplement in writing and deliver revisions of the Schedules annexed to this Agreement to the extent necessary to disclose new or changed facts or circumstances after the Closing Date;

provided that subsequent disclosures shall not constitute a cure or waiver of any Default or Event of Default resulting from the matters disclosed.

            (K) FCC Notices. Promptly upon any officer or representative of a Loan Party or of a LMA Licensee receiving any notice from the FCC relating to the Stations, Borrower shall deliver, or shall cause to be delivered, notice thereof to Agent and Lenders, together with copies of any such notice received from the FCC.

            (L) Other Information. With reasonable promptness, Borrower will deliver such other information and data with respect to any Loan Party, any Subsidiary of any Loan Party, or any LMA Licensee, as from time to time may be reasonably requested by Agent.

            4.7 Management Incentive. Provided no Default or Event of Default has occurred and is continuing and the current Annual Surplus Cash Flow Payment has been made, notwithstanding anything else contained herein or the other Loan Documents to the contrary, Borrower shall have the sole and absolute discretion to spend the Management Incentive for any proper partnership purpose, including compensation to Borrower's officers and employees, during the fiscal year immediately following the fiscal year in which such Management Incentive was earned.

            4.8 Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement. For purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to such terms in conformity with GAAP. Financial statements and other information furnished to Agent pursuant to subsection 4.6 shall be prepared in accordance with GAAP as in effect at the time of such preparation. No "Accounting Changes" (as defined below) shall affect financial covenants, standards or terms in this Agreement; provided that Borrower shall prepare footnotes to each Compliance Certificate and the financial statements required to be delivered hereunder that show the differences between the financial statements delivered (which reflect such Accounting Changes) and the basis for calculating financial covenant compliance (without reflecting such Accounting Changes). "Accounting Changes" means: (a) changes in accounting principles required by GAAP and implemented by Borrower; (b) changes in accounting principles recommended by Borrower's certified public accountants and implemented by Borrower; and (c) changes in carrying value of Borrower's or any of its Subsidiaries' assets, liabilities or equity accounts resulting from (i) the application of purchase accounting principles (A.P.B. 16 and/or 17 and EITF 88-16 and FASB 109) to the Related Transactions or (ii) as the result of any other adjustments that, in each case, were applicable to, but not included in, the Pro Forma.

                                    SECTION 5

                         REPRESENTATIONS AND WARRANTIES

            In order to induce Agent and Lenders to enter into this Agreement, and to make the Loans, Borrower represents and warrants to Agent and each Lender that the following statements are and, after giving effect to the Related Transactions, will be true, correct and complete:

            5.1 Disclosure. No representation or warranty of any Loan Party contained in this Agreement, the financial statements referred to in subsection 5.5, the other Related Transactions Documents or any other document, certificate or written statement furnished to Agent or any Lender by or on behalf of any such Person for use in connection with the Loan Documents or the Related Transactions Documents contains any untrue statement of a material fact or omitted, omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made.

            5.2 No Material Adverse Effect. Since June 30, 1998, there have been no events or changes in facts or circumstances affecting any Loan Party which individually or in the aggregate have had or could be expected to have a Material Adverse Effect.

            5.3 No Conflict. The execution, delivery and performance by the Loan Parties of the Related Transactions Documents to which they are parties and the consummation of the transactions contemplated thereby do not and will not (i) violate any provision of any law or any governmental rule or regulation applicable to any Loan Party or any of its Subsidiaries, the partnership agreements, the certificate or articles of incorporation or bylaws or other organizational documents of any Loan Party or any of its Subsidiaries or any order, judgment or decree of any court or other agency of government binding on any Loan Party or any of its Subsidiaries, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract of any Loan Party or any of its Subsidiaries except to the extent any such breach or default would not individually or in the aggregate have a Material Adverse Effect, (iii) result in, or require the creation or imposition of, any Lien upon any of the properties or assets of any Loan Party or any of its Subsidiaries (other than any Liens created under of the Loan Documents in favor of the Agent on behalf of the Lenders, or (iv) require any approval of stockholders or any approval or consent of any Person under any contract of any Loan Party or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date and disclosed on Schedule 5.3 and with respect to any consents required under any contracts, the failure to obtain such consents would not individually or in the aggregate have a Material Adverse Effect.

            5.4 Organization, Powers, Capitalization and Good Standing.

            (A) Organization and Powers. Borrower is a limited partnership duly formed, validly existing and in good standing under the laws of its jurisdiction of formation (which jurisdiction is set forth on Schedule 5.4(A)). Each of the Loan Parties has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and proposed to be conducted, to enter into each Related Transactions Document to which it is a party and to carry out the Related Transactions.

            (B) Capitalization. The partnership interests of Borrower are as set forth on Schedule 5.4(B). All partnership interests of Borrower are duly authorized and validly issued, fully paid, nonassessable, free and clear of all Liens other than those in favor of Agent, for the benefit of Agent and Lenders, and such partnership interests were issued in compliance with all applicable state and federal laws concerning the issuance of partnership interests. The capital stock of General Partner and the Limited Partners is owned by the stockholders and in the amounts set forth on Schedule 5.4(B). Except as otherwise described in Schedule 5.4(B), there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from Borrower, of any partnership interests or other ownership of such Persons.

            (C) Binding Obligation. This Agreement is, and the other Related Transactions Documents when executed and delivered will be, the legally valid and binding obligations of the applicable parties thereto, each enforceable against each of such parties, as applicable, in accordance with their respective terms.

            (D) Qualification. Each of Borrower and each of its Subsidiaries is duly qualified and in good standing wherever necessary to carry on its respective business and operations, except for such jurisdictions in which the failure to be qualified and in good standing could not reasonably be expected to have a Material Adverse Effect. All jurisdictions in which Borrower and each of its Subsidiaries is qualified to do business are set forth on Schedule 5.4(D).

            5.5 Financial Statements. All financial statements concerning Borrower which have been or will hereafter be furnished to Agent and Lenders pursuant to this Agreement, including those listed below, have been or will be prepared in accordance with GAAP consistently applied (except as disclosed therein) and do or will present fairly the financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended.

            (A) The audited consolidated balance sheets at December 31, 1997 and the related statement of income of Borrower and its Subsidiaries, for the fiscal year then ended, certified by Grant Thornton LLP as having been prepared in accordance with Statement of Auditing Standards No. 58 entitled Reports on Audited Financial Statements and any letters to management related thereto.

            (B) The consolidated balance sheet at June 30, 1998 and the related statement of income of Borrower and its Subsidiaries for the six (6) months then ended.

            5.6 Intellectual Property. Borrower and each of its Subsidiaries owns, is licensed to use or otherwise has the right to use, all patents, trademarks, trade names, copyrights, technology, know-how and processes used in or necessary for the conduct of its business as currently conducted that are material to the condition (financial or other), business or operations of Borrower or its Subsidiaries (collectively called "Intellectual Property") and all such Intellectual Property is identified on Schedule 5.6 and fully protected and/or duly and properly registered, filed or issued in the appropriate office and jurisdictions for such registrations, filings or issuances.

Except as disclosed in Schedule 5.6, the use of such Intellectual Property by Borrower and its Subsidiaries does not and has not been alleged by any Person to infringe on the rights of any Person.

            5.7 Litigation: Adverse Facts. There are no actions, suits, proceedings, arbitrations or governmental investigations (whether or not purportedly on behalf of any Loan Party or any of its Subsidiaries) at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign (including any environmental claims) that are pending or, to the knowledge of Borrower, threatened against or affecting any Loan Party or any of its Subsidiaries or any property of any Loan Party or any of its Subsidiaries and that, individually or in the aggregate, could be expected to result in a Material Adverse Effect. No Loan Party nor any of its Subsidiaries (i) is in violation of any applicable laws (including environmental laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or (ii) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could be expected to result in a Material Adverse Effect.

            5.8 Employee Matters. Except as set forth on Schedule 5.8, (a) no Loan Party nor any of their respective employees is subject to any collective bargaining agreement, (b) no petition for certification or union election is pending with respect to the employees of any Loan Party and no union or collective bargaining unit has sought such certification or recognition with respect to the employees of any Loan Party and (c) there are no strikes, slowdowns, work stoppages or controversies pending or, to the best knowledge of Borrower after due inquiry, threatened between any Loan Party and its respective employees, other than employee grievances arising in the ordinary course of business which could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Except as set forth on Schedule 5.8, neither Borrower nor any of its Subsidiaries is party to an employment contract.

            5.9 Solvency. Borrower: (a) owns and will own assets the fair saleable value of which are (i) greater than the total amount of liabilities (including contingent liabilities) of Borrower and (ii) greater than the amount that will be required to pay the probable liabilities of Borrower's then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to Borrower; (b) have capital that is not unreasonably small in relation to their business as presently conducted or after giving effect to any contemplated transaction; and
(c) do not intend to incur and do not believe that they will incur debts beyond their ability to pay such debts as they become due.

            5.10 FCC Matters.

                  5.10.1 Borrower Stations.

                  (a) Schedule 5.10.1 hereto contains a complete list of all FCC Authorizations of Borrower. Such list correctly sets forth the termination date of each such FCC

Authorization. Each such FCC Authorization that is materially necessary to the operation of the business of any Borrower Station is validly issued and in full force and effect, and constitutes in all material respects, all of the authorizations from the FCC necessary under the Communications Act for the operation of such Borrower's business (including, without limitation, the Borrower Stations) in the same manner as it is presently conducted and as proposed to be conducted. Borrower has taken all actions and performed all of its obligations that are necessary to maintain such FCC Authorizations for the Borrower Stations without adverse modification or impairment, and complete and correct copies of the FCC Authorizations of each Borrower Station have been delivered to Agent and Lenders. Except as expressly set forth on Schedule 5.10.1, no event has occurred which (i) results in, or after notice or lapse of time or both would result in, revocation, suspension, adverse modification, non renewal, impairment or termination of or any order of forfeiture with respect to, any FCC Authorization for a Borrower Station, or (ii) materially and adversely affects or in the future may (so far as Borrower can now reasonably foresee) materially adversely affect any of the rights of Borrower thereunder. No condition has been imposed by the FCC as part of any of the FCC Authorizations for the Borrower Stations or on the grant of the renewal for such FCC Authorizations, which is not set forth on the face thereof as issued by the FCC or contained in the rules and regulations of the FCC applicable generally to the stations of the type, nature, class or location of the Borrower Stations.

                  (b) Except as expressly set forth in Schedule 5.10.1, Borrower is not a party to and has no knowledge of any investigation, notice of apparent liability, violation, forfeiture or other order or complaint issued by or before any court or regulatory body, including the FCC, or of any other proceedings (other than proceedings relating to the radio industry generally) which could in any manner threaten or adversely affect the validity or continued effectiveness of the FCC Authorizations for any Borrower Station. Borrower has no reason to believe (other than in connection with there being no legal assurance thereof) that the FCC Authorizations for the Borrower Stations listed and described in
Schedule 5.10.1 will not be renewed in the ordinary course. Borrower has filed in a timely manner all material reports, applications, documents, instruments and information required to be filed by it pursuant to applicable rules and regulations or requests of every regulatory body having jurisdiction over any of its FCC Authorizations for a Borrower Station.

                  (c) Except as expressly set forth in Schedule 5.10.1, none of the facilities used in connection with Borrower's radio broadcasting operations (including without limitation, the transmitter and tower sites owned or used by Borrower in connection with the operation of the Borrower Stations) violates in any material respect the provisions of any applicable building codes, fire regulations, building restrictions or other governmental ordinances, orders, or regulations and each such facility is zoned so as to permit the commercial uses intended by the owner or occupier thereof and there are no outstanding variances or special use permits materially affecting any of the facilities or the uses thereof.

                  (d) Except as expressly set forth in Schedule 5.10.1, each Ownership Report filed by Borrower with the FCC is true, correct and complete in all material respects and there have been no changes in the ownership of Borrower since the filing of the most recent Ownership Reports for the Borrower Stations.

                  (e) The execution, delivery and performance of the Related Transactions Documents by Borrower do not require the approval of the FCC. The execution, delivery and performance of the Related Transactions Documents will not result in any violation of the Communications Act, and will not cause any forfeiture or impairment of any of the FCC Authorizations issued for the operation of any of the Borrower Stations.

                  5.10.2 LMA Stations.

                  (a) The LMA Agreements are in full force and effect and are in compliance in all material respects with the Communications Act.

                  (b) To the best of Borrower's knowledge after due inquiry:
Schedule 5.10.2 hereto contains a complete listing of all FCC Authorizations held by each LMA Licensee for its LMA Stations; these FCC Authorizations constitute all licenses, construction permits, and authorizations required under the Communications Act to permit each LMA Licensee to own, control, manage and operate its LMA Stations as they are currently being owned, controlled, managed and operated; Schedule 5.10.2 correctly sets forth the termination date of each such FCC Authorization; each such FCC Authorization that is materially necessary to the operation of the business of each LMA Licensee is validly issued and in full force and effect, and constitutes in all material respects, all of the authorizations from the FCC necessary for the operation of the LMA Licensee's business with respect to its LMA Stations in the same manner as they presently are being conducted and as they are proposed to be conducted; each LMA Licensee has taken all actions and performed all of its obligations that are necessary to maintain such FCC Authorizations without adverse modification or impairment, and complete and correct copies of the FCC Authorizations of each LMA Licensee have been delivered to Agent and Lenders; except as expressly set forth on Schedule 5.10.2, no event has occurred which (i) results in, or after notice or lapse of time or both would result in, revocation, suspension, adverse modification, non renewal, impairment or termination of or any order of forfeiture with respect to, any FCC Authorization for any LMA Station or (ii) materially and adversely affects or in the future may (so far as now can reasonably be foreseen) materially adversely affect any of the rights of any LMA Licensee thereunder; and no condition has been imposed by the FCC as part of any of the FCC Authorizations for any LMA Station, or on the grant of the renewal for such FCC Authorizations, which is not set forth on the face thereof as issued by the FCC or contained in the rules and regulations of the FCC applicable generally to stations of the type, nature, class or location of the LMA Stations.

                  (c) To the best of Borrower's knowledge after due inquiry: except as expressly set forth in Schedule 5.10.2, no LMA Licensee is a party to any investigation, notice of apparent liability, violation, forfeiture or other order or complaint issued by or before any court or regulatory body, including the FCC, or of any other proceedings (other than proceedings relating to the radio industry generally) which could in any manner threaten or adversely affect the validity or continued effectiveness of its FCC Authorizations; the FCC has granted renewals of the FCC Authorizations for each LMA Station in the ordinary course; and each LMA Licensee has filed in a timely manner all material reports, applications, documents, instruments and information required to be filed by it pursuant to applicable rules and regulations or requests of every regulatory body having jurisdiction over any of its FCC Authorizations.

                  (d) To the best of Borrower's knowledge after due inquiry: except as expressly set forth in Schedule 5.10.2, none of the facilities used in connection with any LMA Licensee's radio broadcasting operations that such LMA Licensee owns or uses in connection with the operation of its LMA Station, violates in any material respect the provisions of any applicable building codes, fire regulations, building restrictions or other governmental ordinances, orders, or regulations and each such facility is zoned so as to permit the commercial uses intended by the owner or occupier thereof and there are no outstanding variances or special use permits materially affecting any of the facilities or the uses thereof.

                  (e) To the best of Borrower's knowledge after due inquiry: each Ownership Report filed by each LMA Licensee with the FCC is true, correct and complete in all material respects and there have been no changes in such LMA Licensee's ownership since the filing of the most recent Ownership Reports for the LMA Stations of such LMA Licensee.

                  (f) To the best of Borrower's knowledge after due inquiry: the execution, delivery and performance of the Related Transactions Documents in accordance with their terms will not result in any violation of the Communications Act, and will not cause any forfeiture or impairment of any of the FCC Authorizations issued for the operation of any LMA Station.

                  5.11 Title to Properties; Liens: Real Property.

            (A) Title to Properties; Liens. Borrower and its Subsidiaries each have (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), or (iii) good title to (in the case of all other personal property), all of their respective properties and assets reflected in the financial statements referred to in Section 5.5. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens.

            (B) Real Property. As of the Closing Date, Schedule 5.11 annexed hereto contains a true, accurate and complete list of (i) all fee properties and
(ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting the real property of Borrower or any of its Subsidiaries, regardless of whether such Loan Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment.

            5.12 Payment of Taxes. All tax returns and reports of Borrower and its Subsidiaries required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon Borrower and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable. Borrower knows of no proposed tax assessment against Borrower or any of its Subsidiaries which is not being actively contested by such Loan Party or such Subsidiary in good faith and by appropriate proceedings; provided that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

            5.13 Governmental Regulation. No Loan Party nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.

            5.14 Certain Fees. No broker's or finder's fee or commission will be payable with respect to this Agreement or any of the transactions contemplated hereby except as set forth on subschedule 3 of Schedule 7.1 and Borrower hereby indemnifies Lenders against, and agrees that it will hold Lenders harmless from, any claim, demand or liability for any such broker's or finder's fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable fees, expenses and disbursements of counsel) arising in connection with any such claim, demand or liability.

                                    SECTION 6

                          DEFAULT, RIGHTS AND REMEDIES

            6.1 Event of Default. "Event of Default" shall mean the occurrence or existence of any one or more of the following:

            (A) Interest and Fees. Failure to pay when due any interest on the Loans or any other amount due under this Agreement or any of the other Loan Documents and the continuation of such failure for a period of sixty (60) days after the due date thereof; or

            (B) Payments. Failure to pay when due any Annual Surplus Cash Flow Payment and the continuation of such failure for a period of thirty (30) days after the due date thereof; or

            (C) Termination Payment. Failure to pay the principal of the Loans on or before the Termination Date; or

            (D) Default in Other Agreements. (1) Failure of Borrower or any of its Subsidiaries to pay when due or within any applicable grace period any principal or interest on Indebtedness (other than the Loans and the Investor Indebtedness) or any Contingent Obligations; (2) any breach or default of any Loan Party with respect to the Investor Indebtedness; (3) breach or default of Borrower or any of its Subsidiaries with respect to any Indebtedness (other than the Loans and the Investor Indebtedness) or any Contingent Obligations, if the effect of such breach or default is to cause or to permit the holder or holders then to cause, Indebtedness and/or Contingent Obligations having an individual principal amount in excess of $25,000 or having an aggregate principal amount in excess of $25,000 to become or be declared due prior to their stated maturity; or (4) breach or default by any party to any LMA Agreement if the effect of such breach or default is to cause or to permit any party to terminate or seek the termination of such LMA Agreement; or

            (E) Breach of Certain Provisions. Failure of Borrower to perform or comply with any term or condition contained in that portion of subsection 2.3 relating to inspections and Lender meetings, Section 3 or subsection 4.5 relating to Borrower's obligation to maintain minimum levels of Net Cash Revenues and Broadcast Cash Flow; or

            (F) Breach of Warranty. Any representation, warranty, certification or other statement made by any Loan Party in any Loan Document or in any statement or certificate at any time given by such Person in writing pursuant or in connection with the Loan Document is false in any material respect on the date made; or

            (G) Involuntary Bankruptcy; Appointment of Receiver, Etc. (1) A court enters a decree or order for relief with respect to Borrower or any of its Subsidiaries in an involuntary case under the Bankruptcy Code, which decree or order is not stayed or other similar relief is not granted under any applicable federal or state law; or (2) the continuance of any of the following events for thirty (30) days unless dismissed, bonded or discharged: (a) an involuntary case is commenced against Borrower or any of its Subsidiaries, under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or (b) a decree or order of a court for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Borrower or any of its Subsidiaries, or over all or a substantial part of its property, is entered; or (c) an interim receiver, trustee or other custodian is appointed without the consent of Borrower or any of its Subsidiaries, for all or a substantial part of the property of Borrower or any such Subsidiary; or

            (H) Voluntary Bankruptcy; Appointment of Receiver, Etc. (1) An order for relief is entered with respect to Borrower or any of its Subsidiaries or Borrower or any of its Subsidiaries commences a voluntary case under the Bankruptcy Code, or consents to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case under any such law or consents to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or (2) Borrower or any of its Subsidiaries makes any assignment for the benefit of creditors; or (3) the Board of Directors of Borrower or any of its Subsidiaries adopts any resolution or otherwise authorizes action to approve any of the actions referred to in this subsection 6.1(H); or

            (I) Other Defaults Under Loan Documents. Any Borrower or any other Loan Party defaults in the performance of or compliance with any term contained in this Agreement or the other Loan Documents, including subsection 2.2 relating to Borrower's obligation to maintain insurance, subsection 4.4 relating to Borrower's obligation to maintain a minimum level of Net Working Capital and subsection 4.6 relating to Borrower's obligation to deliver financial statements, and such default is not remedied or waived within thirty (30) days (other than occurrences described in other provisions of this subsection 6.1 for which a different grace or cure period is specified or which constitute immediate Events of Default); or

            (J) Governmental Liens. Any lien, levy or assessment is filed or recorded with respect to or otherwise imposed upon all or any part of the Collateral (including, to the extent permitted by law, any FCC Authorization) or the assets of Borrower or any of its Subsidiaries by the United States or any department or instrumentality thereof or by any state, county, municipality or other governmental agency (other than Permitted Encumbrances); or

            (K) Judgment and Attachments. Any money judgment, writ or warrant of attachment, or similar process involving (1) an amount in any individual case in excess of $25,000 or (2) an amount in the aggregate at any time in excess of $25,000 (in either case not adequately covered by insurance as to which the insurance company has acknowledged coverage) is entered or filed against Borrower or any of its Subsidiaries or any of their respective assets and remains undischarged, unvacated, unbonded or unstayed for a period of thirty
(30) days or in any event later than five (5) Business Days prior to the date of any proposed sale thereunder; or

            (L) Dissolution. Any order, judgment or decree is entered against Borrower or any of its Subsidiaries decreeing the dissolution or split up of such Borrower or Subsidiary and such order remains undischarged or unstayed for a period in excess of fifteen (15) days; or

            (M) Solvency. Any Borrower ceases to be solvent (as represented by Borrower in subsection 5.9) or admits in writing its present or prospective inability to pay its debts as they become due; or

            (N) Injunction. Borrower or any of its Subsidiaries are enjoined, restrained or in any way prevented by the order of any court or any administrative or regulatory agency from conducting all or any material part of their business and such order continues for more than fifteen (15) days; or

            (O) ERISA; Pension Plans. (1) Borrower or any of its Subsidiaries fails to make full payment when due of all amounts which, under the provisions of any employee benefit plans or any applicable provisions of the IRC, any such Person is required to pay as contributions thereto and such failure results in or is likely to result in a Material Adverse Effect; or (2) an accumulated funding deficiency in excess of $25,000 occurs or exists, whether or not waived, with respect to any such employee benefit plans; or (3) any employee benefit plan loses its status as a qualified plan under the IRC which results in or could be expected to result in a Material Adverse Effect; or

            (P) Environmental Matters. Borrower or any of its Subsidiaries fails to: obtain or maintain any operating licenses or permits required by environmental authorities; begin, continue or complete any remediation activities as required by any environmental authorities; store or dispose of any hazardous materials in accordance with applicable environmental laws and regulations; or comply with any other environmental laws; if such failure has or could be expected to have a Material Adverse Effect; or

            (Q) Invalidity of Loan Documents. Any of the Loan Documents for any reason, other than a partial or full release in accordance with the terms thereof, ceases to be in full force and effect or is declared to be null and void, or any Loan Party denies that it has any further liability under the Loan Documents to which it is a party, or gives notice to such effect; or

            (R) Damage; Strike: Casualty. Any material damage to, or loss, theft or destruction of, any Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, the cessation or substantial curtailment of revenue producing activities at any facility of Borrower or any of its Subsidiaries if any such event or circumstance could reasonably be expected to have a Material Adverse Effect; or

            (S) Failure of Security. Agent, for the benefit of Agent and Lenders, does not have or ceases to have a valid and perfected first priority security interest in the Collateral (subject to Permitted Encumbrances) or any substantial portion thereof, in each case, for any reason other than the failure of Agent or Lenders to take, or omit to take, any action within its control; or

            (T) Business Activities. Borrower engages in any type of business activity other than as permitted in Section 3.9; or

            (U) CEO. Michael S. Libretti (a) ceases to be employed as the Chief Financial Officer of Borrower, or (b) is declared incompetent by a court of appropriate jurisdiction, or (c) suffers a Disability and any such condition described in the foregoing clauses (a), (b) or (c) shall exist for a period of one hundred and eighty (180) days; or

            (V) FCC Authorization. Any FCC Authorization is revoked, suspended, canceled or otherwise rendered non-transferable or non-assignable by the FCC or any other regulatory agency or court of competent jurisdiction after all applicable appeals of such decision, determination or order to revoke, suspend or cancel the FCC Authorization have been finally determined or the applicable appeal periods have expired, if one or more appeals have not been taken; or

            (W) Broadcast Signal. Any Station, for any reason other than a natural disaster or act of war, ceases to broadcast in the normal and usual manner at its fully licensed parameters for any period of 120 consecutive hours or longer or for 120 hours or more in any fifteen (15) day period; or

            (X) Tower Site Lapse. Any tower site lease for any Station lapses without renewal on terms and conditions reasonably satisfactory to Agent or any such lease is otherwise terminated for any reason and such lapse or termination continues without a replacement acceptable to Agent for a period of thirty (30) days; or

            (Y) Material Adverse Effect. Any event or change (other than an event or change which results in an Event of Default under any of the foregoing clauses (A) through (X) of this Section 6.1) shall occur that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.

            6.2 Acceleration and Suspension of Commitments. (A) Upon the occurrence of any Event of Default described in the foregoing subsections 6.1(G) or 6.1(H), the unpaid principal amount of and accrued interest (including any default interest) and fees, and the Fixed Rate Breakage Fee, if any, on the Loans and all other Obligations shall automatically become immediately due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other requirements of any kind, all of which are hereby expressly waived by Borrower. Upon the occurrence and during the continuance of any other Event of Default, Agent may, by written notice to Borrower declare all or any portion of the Loans and all or some of the other Obligations to be, and the same shall forthwith become, immediately due and payable together with accrued interest thereon.

            (B) Upon the occurrence of any Default or Event of Default, Agent and each Lender without notice or demand, may immediately cease making additional Term B Loans and cause its obligation to lend its Pro Rata Share of the Term B Loan Commitment to be suspended; provided that, in the case of a Default, if the subject condition or event is waived, cured or removed by Agent within any applicable grace or cure period, any suspended portion of the Term B Loan Commitment shall be reinstated.

            6.3 Remedies.

            (A) Upon the occurrence of any Event of Default pursuant to Sections 6.1(A), 6.1(B) or 6.1(C), if any, Borrower shall (consistent with Section 9.19 hereof), at Agent's option:

                  (i) stipulate to the appointment of a receiver in a court of competent jurisdiction; and

                  (ii) in the event of such appointment, consent to and cooperate with the liquidation of the Stations and all Collateral for the payment of the Obligations under the Loans by the receiver; or

                  (iii) consent to and cooperate with such other non-judicial foreclosure proceedings conducted or initiated by Agent.

            (B) Upon the occurrence of any Event of Default, Agent and Lenders shall have all remedies set forth in the Loan Documents and all remedies at law, in equity, or under the Uniform Commercial Code that are consistent with the Communications Act.

            6.4 Performance by Agent. If Borrower shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, Agent may, to the extent consistent with the Communications Act, perform or attempt to perform such covenant, duty or agreement on behalf of Borrower after the expiration of any cure or grace periods set forth herein. In such event, Borrower shall, at the request of Agent, promptly pay any amount reasonably expended by

Agent in such performance or attempted performance to Agent, together with interest thereon at the highest rate of interest in effect upon the occurrence of an Event of Default as specified in subsection 1.2(A) from the date of such expenditure until paid. Notwithstanding the foregoing, it is expressly agreed that Agent shall not have any liability or responsibility for the performance of any obligation of Borrower under this Agreement or any other Loan Document.

                                    SECTION 7

                               CONDITIONS TO LOANS

            The obligation of the Lenders to make the Loans is subject to satisfaction of all of the applicable conditions set forth below.

            7.1 Conditions to Initial Loans. The obligation of Lenders to make the Loans on the Closing Date is subject to the following conditions:

            (a) the delivery of all documents listed on Schedule 7.1, all in form and substance satisfactory to Agent;

            (b) all of the Related Transactions shall have been consummated in accordance with the Related Transaction Documents;

            (c) Borrower shall pay all fees as required by Section 1.3 and the fees specified in subschedule (3) of Schedule 7.1;

            (d) Borrower's assets shall have a fair market value of not less than $125,000,000 as determined by an appraisal in form and substance acceptable to Agent and performed by a Person acceptable to Agent;

            (e) Borrower shall have Net Cash Revenues of at least $10,000,000 for the period from January 1, 1998 through June 30, 1998;

            (f) Borrower shall have Broadcast Cash Flow of at least $2,900,000 for the period from January 1, 1998 through June 30, 1998; and

            (g) Borrower shall have Net Working Capital of at least $2,250,000 as of the Closing Date.

            7.2 Conditions to All Loans. The obligations of Lenders to make Loans on any date ("Funding Date") are subject to the further conditions precedent set forth below.

            (A) Agent shall have received, in accordance with the provisions of subsection 1.1, a notice requesting an advance of a Term B Loans.

            (B) The representations and warranties contained in Section 5 of this Agreement and elsewhere herein and in the Loan Documents shall be (and each request by Borrower for a Loan shall constitute a representation and warranty by Borrower that such representations and warranties are) true, correct and complete in all material respects on and as of that Funding Date to the same extent as though made on and as of that date, except for any representation or warranty limited by its terms to a specific date and taking into account any amendments to the Schedules or Exhibits as a result of any disclosures made in writing by Borrower to Agent after the Closing Date and approved by Agent in writing.

            (C) No event shall have occurred and be continuing or would result from the consummation of the borrowing contemplated that would constitute an Event of Default or a Default.

            (D) No order, judgment or decree of any court, arbitrator or governmental authority shall purport to enjoin or restrain any Lender from making any Loan.

                                    SECTION 8

                                LENDER AGREEMENTS

            8.1 Assignments and Participations in the Loans and Notes. Each Lender (including AMRESCO) may assign, subject to the terms of a Lender Addition Agreement and applicable law, its rights and delegate its obligations under this Agreement to another Person, provided that (a) such Lender (excluding AMRESCO) shall first obtain the written consent of Agent; (b) the Pro Rata Share of the Term B Loan Commitment and Term A Loan being assigned shall in no event be less than the lesser of (i) $5,000,000 and (ii) the entire amount of the Pro Rata Share of the Loans of the assigning Lender; (c) such other Person is not a direct competitor of Borrower who owns and/or operates radio stations in any of the markets covered by the Stations, and (d) upon the consummation of each such assignment the assigning Lender shall pay Agent an administrative fee of $2,500. The administrative fee referred to in clause (c) of the preceding sentence shall not apply to an assignment from a Lender to an affiliate of such Lender. In the case of an assignment authorized under this subsection 8.1, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as it would if it were an initial Lender hereunder. Effective from and after any such assignment, the assigning Lender shall be relieved of its obligations from and after assignment hereunder with respect to its Pro Rata Share of the Term B Loan Commitment or assigned portion thereof. Borrower hereby acknowledges and agrees that any assignment will give rise to a direct obligation of Borrower to the assignee and that the assignee shall be considered to be a "Lender."

            Each Lender (including AMRESCO) may sell participations in all or any part of its Pro Rata Share of the Term B Loan Commitment and Term A Loan to another Person, provided that all amounts payable by Borrower hereunder shall be determined as if that Lender had not sold such participation and the holder of any such participation shall not have any rights or obligations under the Loan Documents, shall not be entitled to require Agent to take or omit to take any action thereunder and must act solely through the Lender that sold such participation with respect to Borrower, Agent and the Loan Documents. Lenders hereby acknowledge and agree that any participation will not give rise to a direct obligation of Borrower to the participant, and the participant shall not for any purpose hereof be considered to be a "Lender," but instead must act solely through the Lender selling the participation.

            Except as otherwise provided in this subsection 8.1 no Lender shall, as between Borrower and that Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of a participation in, all or any part of the Loans, the Notes or other Obligations owed to such Lender. Each Lender may furnish any information concerning Borrower and its Affiliates in the possession of that Lender from time to time to assignees and participants (including prospective assignees and participants).

            Borrower agrees that it will use its best efforts to assist and cooperate with Agent and any Lender in any manner reasonably requested by Agent or such Lender to effect the sale of a participation or an assignment described above, including without limitation assistance in the preparation of appropriate disclosure documents or placement memoranda.

            Agent shall provide Borrower with written notice of the name and address of any new Lender after the date hereof.

            8.2 Agent.

            (A) Appointment. Each Lender hereby designates and appoints Agent as its agent under this Agreement and the other Loan Documents, and each Lender hereby irrevocably authorizes Agent to take such action or to refrain from taking such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers as are set forth herein or therein, together with such other powers as are reasonably incidental thereto. Agent is authorized and empowered to amend, modify, or waive any provisions of this Agreement or the other Loan Documents on behalf of Lenders, subject to the requirements, if any, set forth in any Lender Addition Agreement. Agent agrees to act as such on the express conditions contained in this subsection 8.2. The provisions of this subsection 8.2 are solely for the benefit of Agent and Lenders. Neither Borrower nor any Loan Party shall have any rights as a third party beneficiary of any of the provisions hereof, other than the fact that Borrower and the other Loan Parties may rely on Agent's authority to act on behalf of Lenders as provided hereinabove. In performing its functions and duties under this Agreement, Agent shall act solely as agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for Borrower or any other Loan Party. Agent may perform any of its duties hereunder, or under the Loan Documents, by or through its agents or employees.

            (B) Nature of Duties. The duties of Agent shall be mechanical and administrative in nature. Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender. Nothing in this Agreement or any of the Loan Documents, express or implied, is intended to or shall be construed to impose upon Agent any obligations in respect of this Agreement or any of the Loan Documents except as expressly set forth herein or therein.

Each Lender shall make its own independent investigation of the financial condition and affairs of Borrower in connection with the extension of credit hereunder and shall make its own appraisal of the creditworthiness of Borrower, and Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto (other than as expressly required herein).

            (C) Rights, Exculpation, Etc. Neither Agent nor any of its officers, directors, employees or agents shall be liable to any Lender for any action taken or omitted by them hereunder or under any of the Loan Documents, or in connection herewith or therewith, except that Agent shall be liable with respect to its own gross negligence or willful misconduct. Agent shall not be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them). In performing its functions and duties hereunder, Agent shall exercise the same care which it would in dealing with loans for its own account, but Agent shall not be responsible to any Lender for any recitals, statements, representations or warranties herein or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, or sufficiency of this Agreement or any of the Loan Documents or the transactions contemplated thereby, or for the financial condition of any Loan Party. Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any of the Loan Documents or the financial condition of any Loan Party, or the existence or possible existence of any Default or Event of Default. Agent may at any time request instructions from Lenders with respect to any actions or approvals which by the terms of this Agreement, any Lender Addition Agreement or of any of the Loan Documents Agent is permitted or required to take or to grant, and if such instructions are promptly requested, Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from the Lender, if there is only one Lender or that portion or number of Lenders as may, from time to time be specified in any Lender Addition Agreement if there is more than one Lender. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting under this Agreement, the Notes, or any of the other Loan Documents in accordance with the instructions of the Lender, if there is only one Lender and from that portion or number of the Lenders as may be from time to time specified in any Lender Addition Agreement if there is more than one Lender.

            (D) Reliance. Agent shall be entitled to rely, and shall be fully protected in relying, upon any written or oral notices, statements, certificates, orders or other documents or any telephone message or other communication (including any writing, telex, telecopy or telegram) believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the Loan Documents and its duties hereunder or thereunder, upon advice of counsel selected by it.

Agent shall be entitled to rely upon the advice of legal counsel, independent accountants, and other experts selected by Agent in its sole discretion.

            (E) Indemnification. Each Lender, in proportion to its Pro Rata Share, will reimburse and indemnify Agent, to the extent Agent shall not have been reimbursed by Borrower, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, attorneys' fees and expenses), advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of this Agreement or any of the Loan Documents or any action taken or omitted by Agent under or related to this Agreement or any of the Loan Documents; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements resulting from Agent's gross negligence or willful misconduct. If any indemnity furnished to Agent for any purpose shall, in the opinion of Agent, be insufficient or become impaired, Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished. The obligations of Lenders under this subsection 8.2(E) shall survive the payment in full of the Obligations, the termination of this Agreement and any exercise of remedies pursuant to the Loan Documents.

            (F) AMRESCO Individually. With respect to its obligations under the Term B Loan Commitment, the Loans made by it and the Notes issued to it, AMRESCO shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The term "Lenders" or any similar terms shall, unless the context clearly otherwise indicates, include AMRESCO in its individual capacity as a Lender. AMRESCO may lend money to, acquire equity or other ownership interests in, and generally engage in any kind of banking, trust or other business with any Loan Party as if it were not acting as Agent pursuant hereto.

            (G) Successor Agent.

                  (1) Resignation. Agent may resign from the performance of all its agency functions and duties hereunder at any time by giving at least thirty
(30) Business Days' prior written notice to Borrower and the Lenders. Such resignation shall take effect upon the acceptance by a successor Agent of appointment pursuant to clause (2) below or as otherwise provided below.

                  (2) Appointment of Successor. Upon any such notice of resignation pursuant to clause (1) above, Lender if there is only one Lender or that portion or number of Lenders as may from time to time be specified in any Lender Addition Agreement if there is more than one Lender shall appoint a successor Agent. If a successor Agent shall not have been so appointed within the thirty (30) Business Day period, referred to in clause (1) above, the retiring Agent shall then appoint a successor Agent who shall serve as Agent until such time, if any, as such Lenders appoint a successor Agent as provided above.

                  (3) Successor Agent. Upon the acceptance of any appointment as Agent under the Loan Documents by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents. After any retiring Agent's resignation as Agent under the Loan Documents, the provisions of this subsection 8.2 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under the Loan Documents.

                  (4) Compliance with Communications Act. Any change in Agent must be made in a manner that complies with the Communications Act to the extent applicable.

            (H) Collateral Matters.

                  (1) Release of Collateral. Lenders hereby irrevocably authorize Agent, at its option and in its discretion, to release any Lien granted to or held by Agent upon any property covered by the Security Documents
(i) upon payment and satisfaction of all Obligations (other than inchoate indemnification Obligations with respect to claims, losses or liabilities which have not yet been asserted) and termination of the Term B Loan Commitment; (ii) constituting property being sold or disposed of if Borrower certifies to Agent that the sale or disposition is expressly permitted under Section 3.7 and setting forth in reasonable detail the assets sold and the fair market value thereof (and Agent may rely in good faith conclusively on any such certificate, without further inquiry); (iii) constituting property leased to Borrower under a lease which has expired or been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by Borrower to be, renewed or extended; or (iv) in accordance with the provisions of the succeeding sentence. Agent may release or compromise any Collateral and the proceeds thereof, either in a single transaction or in a series of related transactions, with the consent of Lender if there is only one Lender and if there is more than one Lender, Lenders owning the percentage of the Term B Loan Commitment and the outstanding Term A Loan as may from time to time be specified in any Lender Addition Agreement.

                  (2) Confirmation of Authority; Execution of Releases. Without in any manner limiting Agent's authority to act without any specific or further authorization or consent by Lenders (as set forth in subsection 8.2(H)(1)), each Lender agrees to confirm in writing, upon request by Agent or Borrower, the authority to release any property covered by the Security Documents conferred upon Agent under clauses (i) through (iii) of subsection 8.2(H)(1). Upon receipt by Agent of confirmation from the requisite percentage of Lenders required by subsection 8.2(H)(1), if any, of its authority to release or compromise any particular item or types of property covered by the Security Documents, and upon at least ten (10) Business Days prior written request by Borrower, Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release or compromise of the Liens granted to Agent, for the benefit of Agent and Lenders, upon such Collateral, provided that
(i) Agent shall not be required to execute any such document on terms which, in Agent's opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release or compromise of such Liens without recourse or warranty, and (ii) such release or compromise shall not in any manner discharge, affect or impair the Obligations or any Liens upon

(or obligations of any Loan Party, in respect of), all interests retained by any Loan Party, including (without limitation) the proceeds of any sale, all of which shall continue to constitute part of the property covered by the Security Documents.

                  (3) Absence of Duty. Agent shall have no obligation whatsoever to any Lender or any other Person to assure that the property covered by the Security Documents exists or is owned by Borrower or is cared for, protected or insured or has been encumbered or that the Liens granted to Agent have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent in this subsection 8.2(H) or in any of the Loan Documents, it being understood and agreed that in respect of the property covered by the Security Documents or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its discretion, given Agent's own interest in property covered by the Security Documents as one of the Lenders and that Agent shall have no duty or liability whatsoever to any of the other Lenders, provided that Agent shall exercise the same care which it would in dealing with loans for its own account.

            (I) Agency for Perfection. Agent and each Lender hereby appoint each other Lender as agent for the purpose of perfecting Agent's security interest in assets which, in accordance with Article 9 of the Uniform Commercial Code in any applicable jurisdiction, can be perfected only by possession. Should any Lender (other than Agent) obtain possession of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent's request therefor, shall deliver such Collateral to Agent or in accordance with Agent's instructions. Each Lender agrees that it will not have any right individually to enforce or seek to enforce any Security Document or to realize upon any collateral security for the Loans unless instructed to do so by Agent, it being understood and agreed that such rights and remedies may be exercised only by Agent.

            8.3 Amendments, Consents and Waivers for Certain Actions.

            (A) Except as to matters set forth in other subsections hereof or in any other Loan Document as requiring only Agent's consent, the consent of (A) Agent, (B) (i) the Lender, if there is only one Lender, and (ii) if there is more than one Lender the Lenders owning the percentage of the Term B Loan Commitment and the outstanding Term A Loan as may from time to time be specified in any Lender Addition Agreement, and (C) Borrower will be required to amend, modify, terminate, or waive any provision of this Agreement or any of the other Loan Documents.

            8.4 Set Off and Sharing of Payments. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, during the continuance of any Event of Default, each Lender is hereby authorized by Borrower at any time or from time to time, with reasonably prompt subsequent notice to Borrower (any prior or contemporaneous notice being hereby expressly waived) to set off and to appropriate and to apply any and all
(A) balances held by such Lender at any of its offices for the account of Borrower or any of its Subsidiaries (regardless of whether such balances are then due to Borrower or its Subsidiaries), and (B) other property at any time held or owing by such Lender to or for the credit or for the account of Borrower or any of its Subsidiaries, against and on account of any of the Obligations; except that no Lender shall exercise any such right without the prior written consent of Agent. Any Lender exercising a right to set off shall, to the extent the amount of any such set off exceeds its Pro Rata Share of the amount set off, purchase for cash (and the other Lenders shall sell) interests in each such other Lender's Pro Rata Share of the Obligations as would be necessary to cause such Lender to share such excess with each other Lender in accordance with their respective Pro Rata Shares. Borrower agrees, to the fullest extent permitted by law, that any Lender may exercise its right to set off with respect to amounts in excess of its Pro Rata Share of the Obligations and upon doing so shall deliver such excess to the Agent for the benefit of all Lenders in accordance with their Pro Rata Shares.

            8.5 Disbursement of Funds. Agent may, on behalf of Lenders, disburse funds to Borrower for Loans requested. Each Lender shall reimburse Agent on demand for all funds disbursed on its behalf by Agent, or if Agent so requests, each Lender will remit to Agent its Pro Rata Share of any Loan before Agent disburses same to Borrower. If Agent elects to require that each Lender make funds available to Agent, prior to a disbursement by Agent to Borrower, Agent shall advise each Lender by telephone or telecopy of the amount of such Lender's Pro Rata Share of the Loan requested by Borrower no later than 1:00 p.m. Atlanta, Georgia time on the Funding Date applicable thereto, and each such Lender shall pay Agent such Lender's Pro Rata Share of such requested Loan, in same day funds, by wire transfer to Agent's account on such Funding Date. If any Lender fails to pay the amount of its Pro Rata Share within one (1) Business Day after Agent's demand, Agent shall promptly notify Borrower, and Borrower shall immediately repay such amount to Agent. Any repayment required pursuant to this subsection 8.5 shall be without premium or penalty. Nothing in this subsection
8.5 or elsewhere in this Agreement or the other Loan Documents, including without limitation the provisions of subsection 8.6, shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that Agent or Borrower may have against any Lender as a result of any default by such Lender hereunder.

            8.6 Disbursements of Payments.

            (A) Loan Principal Payments. Payments of principal of the Loans will be settled on the date of receipt if received by Agent by 11:00 a.m. Atlanta, Georgia time, and on the Business Day immediately following the date of receipt if received by Agent after 11:00 a.m. Atlanta, Georgia time.

            (B) Availability of Lender's Pro Rata Share.

                  (1) Unless Agent shall have received notice from a Lender prior to a Funding Date that such Lender will not make available its Pro Rata Share of a Loan requested by Borrower, Agent may assume that such Lender has made such amount available to Agent on the Funding Date. If a Lender has not in fact made its Pro Rata Share available to Agent on such date, then such Lender and Borrower severally agree to pay to Agent forthwith on demand such amount without set-off, counterclaim or deduction of any kind, together with interest thereon, for each day from and including the date such amount is made available to Agent by such Lender to but excluding the date of payment to Agent, at (a) in the case of such Lender, the prime rate of interest as quoted from time to time in the Money Rates Section of the most recent edition of the Wall Street Journal or (b) in the case of Borrower, the interest rate applicable under this Agreement with respect to such Loan. Until any such amount is paid to Agent, Agent shall not be obligated to submit to such Lender any payment made by Borrower to Agent with respect to any Loan or any fees or other payments with respect thereto.

                  (2) Nothing contained in this subsection 8.6(B) will be deemed to relieve a Lender of its obligation to fulfill its commitments or to prejudice any rights Agent or Borrower may have against such Lender as a result of any default by such Lender under this Agreement.

            (C) Return of Payments

                  (1) If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrower and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender without set-off, counterclaim or deduction of any kind together with interest thereon, for each day from and including the date such amount is made available by Agent to such Lender to but excluding the date of repayment to Agent, at the prime rate of interest as quoted from time to time in the Money Rates Section of the most recent edition of the Wall Street Journal.

                  (2) If Agent determines at any time that any amount received by Agent under this Agreement must be returned to Borrower or paid to any other person pursuant to any requirement of law, court order or otherwise, then, notwithstanding any other term or condition of this Agreement, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to Borrower or such other Person, without set-off, counterclaim or deduction of any kind.

                                    SECTION 9

                                  MISCELLANEOUS

            9.1 Indemnities. In addition to the payment of expenses pursuant to
Section 1.3(C), Borrower agrees to defend (subject to Indemnitees' selection of counsel), indemnify, pay and hold harmless Agent and Lenders, and the officers, partners, directors, employees, agents and affiliates of any of Agent and Lenders (collectively called the "Indemnitees"), from and against any and all Indemnified Liabilities (as hereinafter defined); provided that Borrower shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise solely from the gross negligence or willful misconduct of that

Indemnitee as determined by a final, non-appealable judgment of a court of competent jurisdiction.

      As used herein, "Indemnified Liabilities" means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, actions, judgments, suits, claims (including environmental claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any hazardous materials), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and environmental laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) the Collateral, this Agreement or the other Loan Documents or any other Related Transaction Documents or the transactions contemplated hereby or thereby (including Lenders' agreement to make the Loans hereunder or the use or intended use of the proceeds thereof or any enforcement of any of the Loan Documents (including any sale of collection from, or other realization upon any of the Collateral or the enforcement of any guaranties), or (ii) any environmental claim or any hazardous materials activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Borrower or any of its Subsidiaries.

            9.2 Amendments and Waivers. Except as otherwise provided herein, no amendment, modification, termination or waiver of any provision of this Agreement, the Notes or any of the other Loan Documents, or consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by (A) Agent, (B)(i) if there is only one Lender, such Lender, and (ii) if there is more than one Lender the Lenders owning the percentage of the Term B Loan Commitment and the outstanding Term A Loan as may from time to time be specified in any Lender Addition Agreement, and
(C) the applicable Loan Party. Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given. No amendment, modification, termination or waiver shall be required for Agent to take additional Collateral pursuant to any Loan Document. No notice to or demand on Borrower or any other Loan Party in any case shall entitle Borrower or any other Loan Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this subsection 9.2 shall be binding upon each holder of the Notes at the time outstanding, each future holder of the Notes, and, if signed by any Loan Party, on such Loan Party.

            9.3 Notices. Any notice or other communication required shall be in writing addressed to the respective party as set forth below and may be personally served, telecopied, sent by overnight courier service or U.S. mail and shall be deemed to have been given: (a) if delivered in person or by courier, when delivered; (b) if delivered by telecopy, received when sent, answer back received; or (c) if delivered by certified or registered U.S. mail, four (4) Business Days after deposit with postage prepaid and properly addressed.

            Notices shall be addressed as follows:

            If to Borrower:  Nassau Broadcasting Partners, L.P.
                             619 Alexander Road
                             Third Floor
                             Princeton, New Jersey 08540
                             ATTN: Michael Libretti
                             Telephone: (609) 924-1515 Ext. 202
                             Telecopy: (609) 924-1584

            With a copy to:  Sterns & Weinroth
                             50 West State Street
                             Suite 1400
                             Trenton, New Jersey 08607-1298
                             ATTN: Mark D. Schorr
                             Telephone: (609) 392-2100
                             Telecopy: (609) 392-7956

            If to Agent or
            AMRESCO:         AMRESCO Commercial Finance, Inc.
                             235 Peachtree Street, N.E.
                             Atlanta, Georgia 30303
                             ATTN: Cindy Strahin
                             Telephone: (404) 654-2669
                             Telecopy: (404) 654-2294

            With a copy to:  AMRESCO Commercial Finance, Inc.
                             700 N. Pearl Street, Suite 2400
                             Dallas, Texas 75201
                             ATTN: Steven S. Pluss
                             Telephone: (214) 953-7982
                             Telecopy: (214) 999-7474

            With a copy to:  Gardere & Wynne, L.L.P.
                             1601 Elm Street, Suite 3000
                             Dallas, Texas 75201
                             ATTN: Gary B. Clark, Esq.
                             Telephone: (214) 999-4341
                             Telecopy: (214) 999-4667

            If to a Lender:  To the address set forth on the signature pages hereto or in the applicable Lender Addition Agreement

            9.4 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of Agent or any Lender to exercise, nor any partial exercise of, any power, right or privilege hereunder or under any other Loan Documents shall impair such power, right, or privilege or be construed to be a waiver of any Default or Event of Default. All rights and remedies existing hereunder or under any other Loan Document are cumulative to and not exclusive of any rights or remedies otherwise available.

            9.5 Marshaling; Payments Set Aside. Neither Agent nor any Lender shall be under any obligation to marshal any assets in payment of any or all of the Obligations. To the extent that Borrower makes payment(s) or Agent enforces its Liens or Agent or any Lender exercises its right of set-off, and such payment(s) or the proceeds of such enforcement or set-off is subsequently invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid by anyone, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred. The agreements set forth in this subsection 9.5 shall survive the payment of the Loans and the termination of this Agreement.

            9.6 Severability. The invalidity, illegality, or unenforceability in any jurisdiction of any provision under the Loan Documents shall not affect or impair the remaining provisions in the Loan Documents.

            9.7 Lenders' Obligations Several; Independent Nature of Lenders' Rights. The obligation of each Lender hereunder is several and not joint and no Lender shall be responsible for the obligation or commitment of any other Lender hereunder. In the event that any Lender at any time should fail to make a Loan as herein provided, the Lenders, or any of them, at their sole option, may make the Loan that was to have been made by the Lender so failing to make such Loan. Nothing contained in any Loan Document and no action taken by Agent or any Lender pursuant hereto or thereto shall be deemed to constitute Lenders to be a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt.

            9.8 Headings. Section and subsection headings are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purposes or be given substantive effect.

            9.9 Applicable Law. THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF GEORGIA AND, TO THE EXTENT APPLICABLE, THE COMMUNICATIONS ACT, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES. THIS AGREEMENT AND THE NOTES ARE HEREBY ENTERED

INTO IN THE STATE OF GEORGIA AND THE PLACE OF PERFORMANCE OF THE LOAN DOCUMENTS BY THE LOAN PARTIES IS IN THE STATE OF GEORGIA.

            9.10 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns except that Borrower may not assign its rights or obligations hereunder.

            9.11 No Fiduciary Relationship. No provision in the Loan Documents and no course of dealing between the parties shall be deemed to create any fiduciary duty owing to Borrower by Agent or any Lender.

            9.12 Construction. Agent, each Lender and Borrower acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review the Loan Documents with its legal counsel and that the Loan Documents shall be constructed as if jointly drafted by Agent, each Lender and Borrower.

            9.13 Advertising. On or after the Closing Date, Agent or any Lender may, at their own expense, issue news releases and publish "tombstone" advertisements and other announcements relating to this transaction in newspapers, trade journals and other appropriate media.

            9.14 Consent to Jurisdiction and Service of Process.

            (A) BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR GEORGIA STATE COURT SITTING IN ATLANTA, GEORGIA IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE LOAN DOCUMENTS AND BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY BORROWER AGAINST AGENT OR ANY LENDER OR ANY AFFILIATE THEREOF INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN ATLANTA, GEORGIA.

            (B) BORROWER HEREBY AGREES THAT SERVICE UPON THEM BY REGISTERED MAIL SHALL CONSTITUTE SUFFICIENT NOTICE AND EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

            9.15 Waiver of Jury Trial. BORROWER, AGENT AND EACH LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS, OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION AND THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. BORROWER, AGENT AND EACH LENDER ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. BORROWER, AGENT AND EACH LENDER FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THE LOAN DOCUMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT. BORROWER, AGENT AND EACH LENDER ALSO WAIVE ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF AGENT AND EACH LENDER.

            9.16 Survival of Warranties and Certain Agreements. All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement, the making of the Loans, and the execution and delivery of the Notes. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Borrower set forth in subsections 1.3(C) and 9.1 shall survive the payment of the Loans, the termination of this Agreement and the exercise of any remedies under the Loan Documents.

            9.17 Entire Agreement. This Agreement, the Notes and the other Loan Documents referred to herein embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, understandings, whether oral or written, relating to the subject matter hereof and may not be contradicted or varied by evidence of prior, contemporaneous or subsequent oral agreements or discussions of the parties hereto.

            9.18 Counterparts; Effectiveness. This Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one in the same instrument. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.

            9.19 FCC Approval.

            (a) Notwithstanding anything herein or therein to the contrary, to the extent this Agreement or any other Related Transactions Document purports to grant or to require Borrower to grant to Agent a security interest in the FCC Authorizations of Borrower, Agent shall only have a security interest in such FCC Authorizations at such times and to the extent that a security interest in such FCC Authorizations is permitted under applicable law. Notwithstanding anything to the contrary set forth herein or therein, Agent agrees that to the extent prior FCC approval is required pursuant to the Communications Act for (i) the operation and effectiveness of any grant, right or remedy hereunder or under the other Related Transactions Documents or (ii) taking any action that may be taken by Agent hereunder or under the other Related Transactions Documents, such grant, right, remedy or actions will be subject to such prior FCC approval having been obtained by or in favor of Agent (and Borrower will use its best efforts to obtain any such approval as promptly as possible). Borrower agrees that, upon and during the continuance of an Event of Default and at Agent's request, Borrower shall file, or cause to be filed, such applications for approval and shall take all other and further actions required by Agent to be granted such governmental authorizations as are necessary to assign Borrower's FCC Authorizations to Agent or its successors or assigns, or to transfer ownership and control over Borrower or over any other Person holding a FCC Authorization for any Borrower Station, to Agent or its successors or assigns. To enforce the provisions of this Section 9.19, Agent is empowered to request the appointment of a receiver from any court of competent jurisdiction. Such receiver shall be instructed to seek from the FCC an involuntary transfer of control over Borrower. Borrower hereby agrees to authorize such an application for involuntary transfer of control upon the request of the receiver so appointed and, if Borrower shall refuse to authorize such application, its authorization may be required by the court. Upon the occurrence and continuance of an Event of Default, Borrower shall further use its best efforts to assist in obtaining approval of the FCC, if required, for any action or transactions contemplated by this Agreement or the other Related Transactions Documents, including without limitation, preparation, execution and filing with the FCC of the assignor's or transferor's portion of any application or applications for consent to the assignment of any FCC Authorization, or transfer of control over Borrower or any other Person holding a FCC Authorization for a Borrower Station, necessary or appropriate under the Communications Act for approval of the transfer or assignment of any portion of, the Collateral provided for herein, together with assignment of any FCC Authorization or other authorization. Borrower acknowledges that the assignment of FCC Authorizations, or transfer of control over Borrower or other Person holding a FCC Authorization for a Borrower Station, is integral to Agent's and each Lender's realization of the value of their Collateral, that there is no adequate remedy at law for failure by Borrower to comply with the provisions of this Section 9.19, and that such failure would not be adequately compensable in damages, and therefore, agree that the agreements contained in this Section 9.19 may be specifically enforced.

            (b) Notwithstanding anything to the contrary contained in this Agreement or any other Related Transactions Document, neither Agent, Lender nor any Loan Party shall, without first obtaining the approval of the FCC, take any action pursuant to this Agreement or any other Related Transactions Document which would constitute or result in any acquisition or transfer of ownership of Borrower or its assets, assignment of any FCC Authorization or any change of control that would require, under then existing law (including the Communications Act), the prior approval of the FCC.

            (c) Agent acknowledges that, after the occurrence of an Event of Default, all requisite consents of the FCC must be obtained prior to the exercise by Agent, any receiver appointed to pursuant to Section 9.19(a) hereof, or any purchaser at a public or private sale, of any rights as a holder of any FCC Authorization.

                                   SECTION 10

                                   DEFINITIONS

            10.1 Certain Defined Terms. The terms defined below are used in this Agreement as so defined. Terms defined in the preamble and recitals to this Agreement are used in this Agreement as so defined.

            "Accounts Receivable" means accounts receivable as determined in accordance with GAAP.

            "Affiliate" means any Person: (a) directly or indirectly controlling, controlled by, or under common control with, Borrower; (b) directly or indirectly owning or holding five percent (5%) or more of any equity interest in Borrower or any member of such Person's family, whether by blood or marriage; or (c) five percent (5%) or more of whose voting stock or other equity interest is directly or indirectly owned or held by Borrower. For purposes of this definition, "control" (including with correlative meanings, the terms "controlling", "controlled by" and "under common control with") means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or by contract or otherwise.

            "Agent" means AMRESCO in its capacity as agent for the Lenders under this Agreement and each of the other Loan Documents and any successor in such capacity appointed pursuant to subsection 8.2.

            "Agreement" means this Loan Agreement (including all schedules and exhibits hereto) as it may be amended, supplemented or otherwise modified from time to time.

            "AMRESCO" has the meaning assigned to such term in the preamble to this Agreement.

            "Annual Surplus Cash Flow Payment" means an amount equal to fifty percent (50%) of the Surplus Cash Flow of Borrower for the immediately preceding fiscal year pursuant to the calculation on Exhibit 1.5(B).

            "Annual Surplus Cash Flow Payment Date" means the earlier of (a) five (5) days after the delivery of the audited financial statements required by Section 4.6(C) to Agent, or (b) one hundred twenty (120) days after the end of each fiscal year of Borrower.

            "Approved Lenders" means the following holders of Indebtedness of
      Borrower: the holders of the WILT/WKRF Note, the holder of the WSUS Studio Payment, and each payee under any Capital Lease Obligations of Borrower.

            "Bankruptcy Code" means Title 11 of the United States Code entitled "Bankruptcy", as amended from time to time or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect and all rules and regulations promulgated thereunder.

            "Borrower" shall have the meaning ascribed to that term in the preamble of this Agreement.

            "Borrower Stations" means WHCY-FM, licensed to Blairstown, New Jersey, WSBG-FM, licensed to Stroudsburg, Pennsylvania; WVPO-AM, licensed to Stroudsburg, Pennsylvania, WNNJ-FM, licensed to Newton, New Jersey; WNNJ-AM, licensed to Newton, New Jersey; WSUS-FM, licensed to Franklin, New Jersey; WPST-FM, licensed to Trenton, New Jersey, WHWH-AM, licensed to Princeton, New Jersey; WTTM-AM (Construction Permit), licensed to Princeton, New Jersey; WJLK-FM, licensed to Asbury Park, New Jersey; WADB-AM, licensed to Asbury Park, New Jersey; and WBBO-FM, licensed to Ocean Acres, New Jersey.

            "Broadcast Cash Flow" means (i) Net Cash Revenue, minus (ii) Operating Expenses (as determined in accordance with GAAP), other than Corporate Overhead.

            "Business Day" means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of Georgia, or the State of Texas, or is a day on which banking institutions located in any such states are closed.

            "Capital Expenditures" means, for any period, all expenditures which are classified as capital expenditures in accordance with GAAP, excluding all such expenditures associated with Capital Lease Obligations.

            "Capital Lease Obligations" means, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property, which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP. For purposes of this Agreement, the amount of such Capital Lease Obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

            "Capitalization Documents" means, collectively: (a) any or all of the stock certificates, notes, debentures or other instruments representing securities bought, sold or issued, or loans made, to facilitate the consummation of the Related Transactions; (b) the indentures or other documents pursuant to which such stock, notes, debentures or other instruments are issued or to be issued; (c) each document governing the issuance of, or setting forth the terms of, such stock, notes, debentures or other instruments; (d) any stockholders, registration or intercreditor agreement among or between the holders of such stock, notes, debentures or other instruments; (e) the Investor Loan Documents; (f) all other instruments, documents and agreements executed in connection with the Related Transactions; but excluding all Loan Documents.

            "Closing Date" means August 28, 1998.

            "Collateral" means, collectively: (a) all capital stock and other property pledged pursuant to the Security Documents; (b) all "Collateral" as defined in the Security Documents; (c) all real property mortgaged pursuant to the Security Documents; (d) the Escrow Amount; and (e) any property or interest provided in addition to or in substitution for any of the foregoing; including but not limited to the following:

            (A) 1st priority security interest in 100% of the Borrower's assets including but not limited to all FCC Authorizations (to the extent permitted by law, including the Communications Act) for all Borrower Stations, the proceeds of any FCC approved assignment of the FCC Authorizations for the Borrower Stations or transfer of control over Borrower, cash, deposit accounts, accounts receivable, contract rights, equipment, inventory, and other tangible and intangible assets;

            (B) 1st lien deed of trust or mortgage and title insurance in appropriate amount on all owned or leased real property interests used in business operations including but not limited to (i) leasehold deed of trust covering the studio and offices located at 619 Alexander Road, Third Floor, Princeton, New Jersey; (ii) deed of trust covering the WSBG-FM, WPST-FM, WNNJ-AM, WVPO-AM, WJLK-FM, WADB-AM, WILT-AM and WHWH-AM tower sites; and (iii) deed of trust covering the studio and offices of WNNJ-AM, WNNJ-FM, WPST-FM, WSBG-FM, WVPO-AM and 50 Washington Rd., West Windsor, New Jersey (collectively, "Real Property Collateral");

            (C) pledge of 100% of the issued and outstanding ownership interests in Borrower, Tower Holdings, General Partner and the Limited Partners (such parties executing such pledges and any other pledges required herein are collectively referred to herein as "Pledgors");

            (D) assignment of all material leases used in the business operations;

            (E) assignment of all material contracts such as asset purchase agreements, local marketing agreements, time brokerage agreements, and joint sales agreements not previously described;

            (F) assignment, subordination and pledge agreements for all shareholder notes receivable, inter-company notes receivable, advances, etc., if any, between Borrower, guarantors and their related parties;

            (G) assignment of a key man life insurance policy for Mercatanti in the amount of $2,000,000 with Agent named as beneficiary; and

            (H)   pledge of all of Borrower's interest in Tiab.

            "Commerce Bank Liens" means those certain Liens on assets of Tower Holdings in favor of Commerce Bank, N.A., securing that certain promissory note dated April 28, 1998 in the amount of $1,100,000 from Tower Holdings to Commerce Bank, N.A.

            "Communications Act" means the Communications Act of 1934, as amended from time to time, and all rules, regulations and written decisions and policies promulgated thereunder or under any other authority of the FCC.

            "Construction Permit" means the FCC Authorization which authorizes construction of the facilities necessary for operation of a Station.

            "Contingent Obligation," as applied to any Person, means any direct or indirect liability of that Person: (i) with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; or
      (iii) under any foreign exchange contract, currency swap agreement, interest rate swap agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates. Contingent Obligations shall also include (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (b) the obligation to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement, and (c) any liability of such Person for the obligations of another through any agreement to purchase, repurchase or otherwise acquire such obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed.

            "Corporate Overhead" means, on a consolidated basis (as determined in accordance with GAAP), all expenses which are not Operating Expenses (other than interest and taxes), including all salaries, management fees, consulting fees, accounting fees and legal fees of Borrower, including all payments (other than (i) reimbursement of expenses permitted pursuant to Section 3.8 to the extent included in Operating Expenses and (ii) expenses incurred with respect to the Related Transactions to the extent they are paid on the Closing Date with the proceeds of the Loans).

            "Current Interest" has the meaning assigned to such term in subsection 1.2(A).

            "Current Rate" has the meaning assigned to such term in subsection 1.2(A).

            "Default" means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default if that condition or event were not cured or removed within any applicable grace or cure period.

            "Default Interest" has the meaning assigned to such term in subsection 1.2(A).

            "Deferred Interest" has the meaning assigned to such term in subsection 1.2(A).

            "Disability" means the inability of a Person because of physical or mental impairment to perform the essential functions of such Person's duties with respect to his employment with or without reasonable accommodation for ninety (90) consecutive days, or one hundred eighty
      (180) total days during any twelve month period.

            "Event of Default" has the meaning assigned to such term in Section
      6.1 of this Agreement.

            "Expiry Date" means August 28, 1999, or August 28, 2000 in the event the Term B Loan Commitment is extended pursuant to clause (2) of Section 1.1(B).

            "FCC" means the Federal Communications Commission or any successor agency thereto performing functions similar to those performed by the Federal Communications Commission on the date hereof.

            "FCC Authorization" means the licenses, construction permits, or other authorizations issued by the FCC, or any successor agency and necessary for the ownership and/or operation of the Stations.

            "First Contingent Payment" has the meaning assigned to such term in the Partnership Agreement.

            "Funding Date" has the meaning assigned to such term in Section 7.2.

            "GAAP" means generally accepted accounting principles as set forth in opinions and pronouncements of the Accounting Principals Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board that are applicable to the circumstances as of the date of determination.

            "General Partner" means Nassau Broadcasting Partners, Inc., a Delaware corporation, and the sole general partner of Borrower.

            "Gross Revenue" means, for any period, all revenues of Borrower on a consolidated basis (as determined in accordance with GAAP) for such period, excluding revenue resulting from trade or barter transactions.

            "Holdings" means Nassau Broadcasting Holdings, Inc., a New Jersey corporation.

            "Indebtedness," as applied to any Person, means: (a) all indebtedness for borrowed money; (b) that portion of obligations with respect to capital leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (c) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (d) any obligation owed for all or any part of the deferred purchase price of property or services if the purchase price is due more than six (6) months from the date the obligation is incurred or is evidenced by a note or similar written instrument; and (e) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person.

            "Indemnified Liabilities" has the meaning assigned to such term in
      Section 9.1.

            "Indemnitees" has the meaning assigned to such term in Section 9.1.

            "Investment" means (i) any direct or indirect purchase or other acquisition by Borrower or any of its Subsidiaries of any beneficial interest in, including stock, partnership interest or other equity securities or any other Person; and (ii) any direct or indirect loan, advance or capital contribution by Borrower or any of its Subsidiaries to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

            "Investor Indebtedness" means the Indebtedness of Borrower evidenced by the Investor Loan Documents.

            "Investor Investment Agreement" means that certain Investment Agreement dated July 31, 1995, by and among certain Investors, Borrower, and General Partner, as amended, modified, extended, restated or supplemented from time to time as permitted under the Subordination Agreement.

            "Investor Loan Documents" means the Investor Investment Agreement, the Investor Notes and all other instruments, documents and agreements executed by or on behalf of any Loan Party and delivered concurrently herewith or at any time hereafter to or for the benefit of the Investors in connection with the Investors Indebtedness and other transactions contemplated by the Investor Investment Agreement (including the Subordination Agreement), all as amended, supplemented or modified from time to time as permitted pursuant to the terms of this Agreement and the Subordination Agreement.

            "Investor Notes" means those certain promissory notes, described on
      Schedule 1.1(A) and any amendment, renewal, extension or renewal thereof permitted pursuant to this Agreement and the Subordination Agreement.

            "Investors" means the Persons listed on Schedule 1.1(B) and any successor holder of an Investor Note.

            "Investors Pledge Agreement" means that certain Investors Pledge Agreement by and among the Investors and the Agent for the benefit of Lenders, as amended, modified, extended, restated or supplemented from time to time.

            "IRC" means the Internal Revenue Code of 1986, as amended from time to time and all rules and regulations promulgated thereunder.

            "Lender" or "Lenders" means AMRESCO and each other Person listed as such on the signature pages hereof together with their successors and permitted assigns pursuant to subsection 8.1.

            "Lender Addition Agreement" means an agreement in form and substance acceptable to Agent regarding a Lender's and such Lender's assignee's respective rights and obligations with respect to assignments of the Loans and other interests under this Agreement and the other Loan Documents.

            "Lien" means any lien, mortgage, pledge, security interest, charge or encumbrance of any kind, whether voluntary or involuntary (including any conditional sale or other title retention agreement and any lease in the nature thereof), and any agreement to give any lien, mortgage, pledge, security interest, charge or encumbrance.

            "Limited Partners" means Nassau Broadcasting Company, a New Jersey corporation, and Nassau Holdings, Inc., a Delaware corporation, together the limited partners of Borrower.

            "LMA Agreements" means that (i) Local Marketing Agreement dated June 1, 1997, between Borrower and Great Scott Broadcasting, Ltd., (ii) Time Brokerage Agreement dated February 12, 1997, between Borrower and Manahawkin Communications Corp., (iii) Time Brokerage Agreement dated July 1, 1996, among Borrower, North Shore Broadcasting Corp. and Seashore Broadcasting, Corp., and (iv) Time Brokerage Agreement dated August 1, 1998, between Borrower and Port Jervis Broadcasting Co., Inc.

            "LMA Licensees" means Great Scott Broadcasting, Ltd., Manahawkin Broadcasting, Corp., North Shore Broadcasting Corp. and Seashore Broadcasting, Corp., and their successors or assigns.

            "LMA Stations" means WNJO-FM, licensed to Trenton, New Jersey; WCHR-AM, licensed to Trenton, New Jersey; WOBM-FM, licensed to Toms River, New Jersey; WOBM-AM, licensed to Lakewood, New Jersey; WCHR-FM, licensed to Manahawkin, New Jersey; WDLC-AM, licensed to Port Jervis, New York; and WTSX-FM licensed to Port Jervis, New York.

            "Loan Account Records" has the meaning assigned to such term in
      Section 1.7.

            "Loan Documents" means this Agreement, the Notes, the Security Documents and all other instruments, documents and agreements executed by or on behalf of any Loan Party and delivered concurrently herewith or at any time hereafter to or for the benefit of Agent or any Lender in connection with the Loans and other transactions contemplated by this Agreement (including the Subordination Agreement and other Loan Documents referred to on Schedule 7.1), all as amended, supplemented or modified from time to time; but excluding all Capitalization Documents.

            "Loan Parties" means, collectively, Borrower, Borrower's Subsidiaries, General Partner, Limited Partners and any other Person (other than Agent and each Lender) which is or becomes a party to any Loan Document, or individually, a "Loan Party".

            "Loans" has the meaning assigned to such term in Section 1.1(B)(1).

            "Management Incentive" means an amount equal to twenty percent (20%) of the Surplus Cash Flow of Borrower for the immediately preceding fiscal year pursuant to the calculation on Exhibit 1.5(B).

            "Material Adverse Effect" means (a) a material adverse effect upon the business, operations, properties, assets or condition (financial or otherwise) or prospects of Borrower or any of its Subsidiaries or (b) the impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party or of Agent or any Lender to enforce the Loan Document or collect any of the Obligations. In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event does not of itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events would result in a Material Adverse Effect.

            "Maximum Amount" has the meaning assigned to such term in subsection 1.3(c).

            "Mercatanti" means Louis F. Mercatanti, Jr.

            "NBC" shall have the meaning ascribed to that term in the recitals to this Agreement.

            "Net Cash Revenues" means consolidated Gross Revenues less any agency's sales commission or discount.

            "Net Proceeds" means, with respect to any sale or other disposition of any assets (including in connection with any sale and leaseback transaction), cash received by Borrower or any of its Subsidiaries from such sale or other disposition after (a) provision for all Taxes measured by or resulting from such sale or other disposition after giving effect to any carryforwards, carrybacks or credits, (b) payment of all brokerage commissions and other fees and expenses related to such sale or other disposition, and (c) amounts applied to repayment of Indebtedness (other than the Obligations) secured by a Lien on the asset sold or disposed.

            "Net Working Capital" means, on a consolidated basis, Borrower's cash on hand (including cash equivalents and marketable securities, but excluding any amounts held by third parties as deposits), plus Accounts Receivable less than 90 days old from the date of the original invoice (excluding trade or barter Accounts Receivable), minus current liabilities (excluding trade or barter accounts payable and current maturities of long-term debt).

            "NH" shall have the meaning ascribed to that term in the recitals to this Agreement.

            "Note" or "Notes" means one or more of the Term A Loan Notes or the Term B Loan Notes, or any combination thereof.

            "Obligations" means all obligations, liabilities and indebtedness of every nature of any Loan Party from time to time owed to Agent or any Lender under the Loan Documents whether by declaration, demand, acceleration or otherwise, including the principal amount of all debts, claims and indebtedness, accrued and unpaid interest (including without limitation interest that, but for the filing of a petition in bankruptcy with respect to Borrower, would accrue on such obligations), premium, if any, and all fees, costs and expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise, heretofore, now and/or from time to time hereafter owing, due or payable whether before or after the filing of a proceeding under the Bankruptcy Code by or against Borrower or any of its Subsidiaries.

            "Operating Expenses" means, for any period, all operating expenses (as determined in accordance with GAAP, but excluding non-cash charges such as depreciation, amortization and trade expenses) of Borrower, on a consolidated basis, for such period.

            "Ownership Report" means, with respect to any of the Borrower Stations, the reports and certifications filed with the FCC pursuant to 47 C.F.R. ss. 73.3615.

            "Partnership Agreement" means that certain Second Restated Agreement of Limited Partnership of Nassau Broadcasting Partners, L.P., effective as of December 21, 1995.

            "Permitted Dispositions" has the meaning assigned to such term in
      Section 2.11.

            "Permitted Encumbrances" means the following:

            (1) Liens for taxes, assessments or other governmental charges not yet due and payable;

            (2) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen and other similar liens imposed by law, which are incurred in the ordinary course of business for sums not more than thirty (30) days delinquent or which are being contested in good faith; provided that a reserve or other appropriate provision shall have been made therefor and the aggregate amount of liabilities secured by such Liens is less than $25,000.

            (3) Liens (other than any Lien imposed by the Employee Retirement Income Security Act of 1974 or any rule or regulation promulgated thereunder) incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety, stay, customs and appeal bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) so long as no foreclosure sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

            (4) deposits, in an aggregate amount not to exceed $10,000, made in the ordinary course of business to secure liability to insurance carriers;

            (5) any attachment or judgment Lien not constituting an Event of Default under subsection 6.1(J);

            (6) easements, rights of way, restrictions, and other minor defects or irregularities in title which do not interfere in any material respect with the ordinary conduct of the business of Borrower or any of its Subsidiaries or result in a material diminution in the value of any Collateral;

            (7) any interest or title of a lessor or sublessor under any lease permitted by subsection 4.2 as long as the holder agrees to recognize the rights of such lessee or sublessee under the lease;

            (8) Liens in favor of Agent, for the benefit of Agent and Lenders;

            (9) the Commerce Bank Liens;

            (10) Liens securing the Indebtedness permitted under Section 3.1(F);

      and

            (11) Liens described on Schedule 3.2(A).

            "Person" means and includes natural persons, corporations, limited liability companies, limited partnerships, limited liability partnerships, general partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof and their respective permitted successors and assigns (or in the case of a governmental person, the successor functional equivalent of such Person).

            "Pledgors" has the meaning assigned to such term in definition of "Collateral" in Section 10.1.

            "Prepayment Date" means April 14, 1999.

            "Pro Forma" means the unaudited consolidated and consolidating balance sheets of Borrower and its Subsidiaries prepared in accordance with GAAP as of the Closing Date after giving effect to the Related Transactions. The Pro Forma is annexed hereto as Schedule 10.1(A).

            "Pro Rata Share" means, unless otherwise set forth in the most recent Lender Addition Agreement, if any, executed by a Lender, a fraction, the numerator of which is the outstanding principal amount of the Loans made by a Lender and the denominator of which is the aggregate amount of the outstanding principal amount of the Loans made by all Lenders.

            "Projections" means Borrower's forecasted consolidated and consolidating: (a) balance sheets; (b) profit and loss statements; and (c) cash flow statements, all prepared on a station by station basis and consistent with Borrower's historical financial statements, together with appropriate supporting details and a statement of underlying assumptions. The Projections represent and will represent as of the date thereof the good faith estimate of Borrower and its senior management concerning the most probable course of its business.

            "Real Property Collateral" has the meaning assigned to such term in the definition of "Collateral" in Section 10.1.

            "Related Transactions" means the execution and delivery of the Related Transactions Documents, the funding of the Loans on the Closing Date, the funding of Investor Indebtedness, the repayment of the Indebtedness identified on Schedule 3.15 which is to be paid or redeemed in full on the Closing Date, and the payment of all fees, costs and expenses associated with all of the foregoing.

            "Related Transactions Documents" means the Loan Documents, the Capitalization Documents and all other agreements, instruments and documents executed or delivered in connection with the Related Transactions.

            "Restricted Junior Payment" means, either in cash or in kind, (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Borrower or any of its Subsidiaries now or hereafter outstanding, (ii) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Borrower or any of its Subsidiaries now or hereafter outstanding; (iii) any payment or prepayment of interest on, principal of, premium, if any, redemption, conversion, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Investor Indebtedness; and (iv) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Borrower or any of its Subsidiaries now or hereafter outstanding.

            "Restructure Agreement" means that certain Third Master Amendment and Agreement, and all exhibits thereto, dated as of December 30, 1997 among Borrower, General Partner, Limited Partners, Holdings, Mercatanti, Mercatanti as executor of the Estate of Louis F. Mercatanti, Sr., and the Investors.

            "Restructure Transaction" means the consummation of the transactions contemplated by and in accordance with the Restructure Agreement.

            "Second Preferred Amount" has the meaning assigned to such term in the Partnership Agreement.

            "Security Documents" means all instruments, documents and agreements executed by or on behalf of any Loan Party to guaranty or provide collateral security with respect to the Obligations including, without limitation, any security agreement or pledge agreement, any guaranty of the Obligations, any mortgage or deed of trust, and all instruments, documents and agreements executed pursuant to the terms of the foregoing, as each may be amended, supplemented or otherwise modified from time to time.

            "Stations" means all Borrower Stations and LMA Stations.

            "Stroudsburg Sale" means any sale or other disposition of WSBG-FM licensed to Stroudsburg, Pennsylvania and WVPO-AM licensed to Stroudsburg, Pennsylvania, and their respective assets, properties or FCC Authorizations, after having obtained all required FCC consents.

            "Subordination Agreement" means, that certain Investor Subordination Agreement by and among Agent and the Investors dated the Closing Date.

            "Subsidiary" means, with respect to any Person, any corporation, partnership, association or other business entity of which more than fifty percent (50%) of the total voting power of shares of stock (or equivalent ownership or controlling interest) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

            "Surplus Cash Flow" means, for any fiscal year of Borrower, the Surplus Cash Flow of Borrower and its Subsidiaries, on a consolidated basis, determined pursuant to the calculations set forth on Exhibit 1.5(B).

            "Term A Loan" has the meaning assigned to such term in Section
      1.1(A).

            "Term A Loan Note" or "Term A Loan Notes" means any one or more of the notes of Borrower substantially in the form of Exhibit 10.1(A), or any combination thereof.

            "Term B Loan Commitment" has the meaning assigned to such term in Section l.1(B)(l).

            "Term B Loan Note" or "Term B Loan Notes" means any one or more of the notes of Borrower substantially in the form of Exhibit 10.1(B), or any combination thereof.

            "Term B Loans" has the meaning assigned to such term in Section 1.l(B)(1).

            "Termination Date" means the earlier of (a) the acceleration of the Obligations pursuant to subsection 6.3 or (b) August 28, 2001.

            "Tiab" means Tiab Communications, Corp., a Pennsylvania corporation.

            "Tower Holdings" means Nassau Tower Holdings, L.L.C., a New Jersey limited liability company.

            "Washington Road Proceeds" means any and all proceeds from the Washington Road Transfer after the payment of all indebtedness securing the Commerce Bank Liens.

            "Washington Road Transfer" has the meaning assigned to such term in
      Section 2.11.

            "WILT/WKRF Note" means that certain promissory note dated May 28, 1997, from Borrower to John A. Turtzo and Ronald L. Angle in the original principal amount of $350,000.00.

            "WOBM" means WOBM-FM, licensed to Toms River, New Jersey and WOBM-AM, licensed to Lakewood, New Jersey.

            "WSUS Studio Payment" means that certain obligation of Borrower to pay $250,000.00 to James E. Normoyle on November 5, 1999, pursuant to that certain Contract to Purchase and Lease Real Estate dated May 12, 1997, between James E. Normoyle and Borrower.

            10.2 Other Definitional Provisions. References to "Sections," "subsections," "Exhibits" and "Schedules" shall be to Sections, subsections, Exhibits and Schedules, respectively, of this Agreement unless otherwise specifically provided. Any of the terms defined in subsection 10.1 may, unless the context otherwise requires, be used in the singular or the plural depending on the reference. In this Agreement, "hereof" "herein," "hereto," "hereunder" and the like mean and refer to this Agreement as a whole and not merely to the specific section, paragraph or clause in which the respective word appears; words importing any gender include the other gender; references to "writing" include printing, typing, lithography and other means of reproducing words in a tangible visible form; the words "including," "includes" and "include" shall be deemed to be followed by the words "without limitation"; references to agreements and other contractual instruments shall be deemed to include subsequent amendments, assignments, and other modifications thereto, but only to the extent such amendments, assignments and other modifications are not prohibited by the terms of this Agreement or any other Loan Document; references to Persons include their respective permitted successors and assigns or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations.

              (THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK)

            Witness the due execution hereof under seal by the respective duly authorized officers of the undersigned as of the date first written above.

                                    BORROWER:

                                    NASSAU BROADCASTING PARTNERS, L.P.

                                    By: Nassau Broadcasting Partners, Inc.
                                        Its General Partner


                                        By: /s/ Louis F. Mercatanti, Jr.
                                            ------------------------------------
                                        Name: Louis F. Mercatanti, Jr.
                                        Title: President

                                                   (CORPORATE SEAL)

                                    LENDERS:

Term B Loan Commitment              AMRESCO COMMERCIAL FINANCE, INC.
$3,500,000.00                       as Agent and a Lender
100%


                                    By: /s/ Steven S. Pluss
                                        ----------------------------------------
                                    Name: Steven S. Pluss
                                    Title: Vice President

                                                 (CORPORATE SEAL)

                                    235 Peachtree Street, N.E.
                                    Atlanta, Georgia 30303
                                    Attn: Cindy Strahin
                                    Telecopy No.: (404) 654-2294

                                    with a copy to:

                                    AMRESCO Commercial Finance, Inc.
                                    700 North Pearl Street, Suite 2400
                                    Dallas, Texas 75201
                                    Attn: Steven S. Pluss
                                    Telecopy No.: (214) 999-7474